                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant [X]


Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          FIRST AMERICAN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


[X]  No fee required.


[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

(LOGO) FIRST AMERICAN CORPORATION
--------------------------------------------------------------------------------

                                                                  March 20, 1997
Dear Shareholder:

     I am pleased to invite you to First American's 1997 annual shareholders meeting. In honor of our East Tennessee shareholders, this year the meeting will be held in Salon 6 of the MeadowView Conference Center, 1901 Meadowview Parkway, Kingsport, Tennessee on Thursday, April 17, 1997 at 10:30 a.m., Eastern Daylight Time. A map appears on the back cover of this proxy statement.

     Details on the items of business that will be discussed and voted upon at this year's meeting are included in this proxy statement. In addition to these agenda items, we will be giving you a report on our progress in 1996, which was another excellent year for First American. Net income for 1996 was $121.6 million, or $4.11 per share. The 1996 earnings include the $.17 per share impact of a third-quarter one-time assessment many depository institutions were required to pay to increase the Savings Association Insurance Fund up to the statutorily prescribed 1.25%. Excluding the impact of this assessment, First American earned $126.6 million in 1996, or $4.28 per share. The Company's return on average assets (ROA) and return on average equity (ROE) were 1.30% and 15.24%, respectively, on the same basis. Average loans were up 16% over 1995. Credit quality remained strong during 1996 and First American increased dividends paid 14% compared with 1995. First American also completed its acquisition of First City Bancorp, Inc. effective March 11, 1996, and acquired 49% of the outstanding shares of The SSI Group, Inc. effective April 1, 1996, and 96.2% of the outstanding shares of INVEST Financial Corporation effective July 1, 1996. Our interest in INVEST has now increased to 98.50%. Our acquisition of Hartsville Bancshares, Inc. was effective January 1, 1997, as was SSI's acquisition of CareWare Systems, Inc. These and other achievements will be discussed at the annual meeting. As in the past, we will allot time for any questions or comments you may have.

     This year's meeting will mark the retirement of T. Scott Fillebrown, Jr. as a director. Scott has served the Company with distinction and devotion as a member of the Board of Directors since 1968. From 1969-1976, he also served as president of First American National Bank. Scott's contributions to First American are greatly appreciated, and he will be deeply missed.

     I hope that you will be able to attend the annual meeting in Kingsport, Tennessee. If you cannot attend in person, please return the enclosed proxy card as soon as possible to ensure that your shares are represented at the annual meeting. If your plans change and you are able to attend the meeting in Kingsport, you may choose to withdraw your proxy and vote in person.

     On behalf of the board of directors and employees of First American, let me express our appreciation for your continued support and confidence.

                                          Sincerely,

                                          /s/ DENNIS C. BOTTORFF
                                          --------------------------------------
                                          Dennis C. Bottorff
                                          Chairman and Chief Executive Officer

                           FIRST AMERICAN CORPORATION
                             First American Center
                           Nashville, Tennessee 37237
                                 (615) 748-2000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of First American Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of First American Corporation will be held in Salon 6 of the MeadowView Conference Center, 1901 Meadowview Parkway, Kingsport, Tennessee on April 17, 1997 at 10:30 a.m., Eastern Daylight Time, for the following purposes:

          (1) To elect one (1) director to serve until the Annual Meeting in 1998, and six (6) directors to serve until the Annual Meeting in 2000;

          (2) To consider and approve annual incentive compensation terms for certain executives;

          (3) To consider and approve long-term performance incentive compensation terms for key executives;

          (4) To consider and approve an amendment to the First American Corporation 1991 Employee Stock Incentive Plan increasing the number of shares of common stock reserved thereunder by one million four hundred thousand (1,400,000) shares; and

          (5) To transact such other business as may properly come before the Meeting.

     Only shareholders of record at the close of business on February 6, 1997 will be entitled to vote at the Meeting or any adjournment thereof.

     All shareholders are cordially invited to attend the Meeting. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN ENVELOPE ENCLOSED. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters proposed to be acted upon at the Meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ MARTIN E. SIMMONS
                                        ----------------------------------------
                                        Martin E. Simmons
                                        Executive Vice
                                        President - Administration,
                                        General Counsel, Principal Financial
                                        Officer
                                        and Corporate Secretary

Nashville, Tennessee
March 20, 1997

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of First American Corporation (the "Company"), which, unless otherwise indicated, includes all corporate predecessors and subsidiaries of the Company, from holders of the Company's shares of $5.00 par value common stock (the "Shares") to be voted at the 1997 annual meeting of the shareholders of the Company (the "Meeting") to be held in Salon 6 of the MeadowView Conference Center, 1901 Meadowview Parkway, Kingsport, Tennessee on Thursday, April 17, 1997, at 10:30 a.m., Eastern Daylight Time, and any adjournments or postponements thereof for the purposes set forth in the accompanying notice. A proxy may be revoked by a shareholder at any time prior to its use by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Any written notice revoking a proxy should be sent to: Shareholder Services, First American Corporation, 721 First American Center, Nashville, Tennessee 37237-0721. The Board has fixed the close of business on February 6, 1997 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Meeting. This Proxy Statement and the accompanying form of proxy have been mailed on or about March 21, 1997. The information contained herein is as of the date of the accompanying notice unless otherwise indicated.

     The Company's principal executive office is located in the First American Center, Nashville, Tennessee 37237.

                      OTHER MEETING AND VOTING INFORMATION

     Proxies may be solicited by mail, telephone, telegraph or in person. All costs will be borne by the Company. Further solicitation will be made in the same manner under the direction of Corporate Investor Communications, Inc., of Carlstadt, New Jersey, at an anticipated cost of $3,500, not including out-of-pocket expenses, which are estimated at $4,000. The Company will also reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to shareholders.

     The Shares represented by such proxies will be voted in accordance with the choices specified therein. If no choice has been specified, the Shares will be voted FOR the election of the nominees for director named herein, FOR the approval of annual incentive compensation terms for certain executives, FOR the approval of long-term performance incentive compensation terms for key executives, FOR the approval of the amendment to the Company's 1991 Employee Stock Incentive Plan, and in the proxies' discretion on any other matter which may properly come before the shareholders at the Meeting.

     The Board does not know of any other matters to be presented for action at the Meeting, but the persons named in the proxy (who are directors of the Company) intend to vote or act with respect to any other proposal which may be presented for action according to their best judgment.

     As of the Record Date, the Company had outstanding 29,752,801 Shares. Shareholders are entitled to one vote for each Share held on all matters to be presented at the Meeting. Cumulative voting is not permitted. In order to constitute a quorum for the Meeting, the holders of 14,876,401 Shares must be present or represented by proxies.

     The affirmative vote of a plurality of the votes cast is required in the election of directors. The affirmative vote of a majority of the votes cast is required to approve the annual incentive compensation terms for certain executives, the long-term performance incentive compensation terms for key executives, and the amendment to the First American Corporation 1991 Employee

Stock Incentive Plan. Under Tennessee law and the Company's charter and by-laws, the aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Meeting, whether those shareholders vote "for", "against" or "abstain" from voting, and broker non-votes will be counted for purposes of determining whether a quorum is present. Abstentions and broker non-votes on returned proxies and ballots will be counted as neither FOR nor AGAINST a matter or nominee.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

                             SHAREHOLDER PROPOSALS

     In order for appropriate proposals by shareholders to be included in the 1998 proxy materials and to be considered at the 1998 annual meeting, all such proposals must be mailed to Martin E. Simmons, Executive Vice
President - Administration, General Counsel, Principal Financial Officer and Secretary, First American Corporation, 606 First American Center, Nashville, Tennessee 37237-0606, and must be received no later than November 20, 1997.

                             ELECTION OF DIRECTORS

     The Company's by-laws provide that the Board shall consist of not less than nine nor more than twenty-seven directors, and shall be divided into three classes, each class to be as nearly equal in number as practicable. As permitted in the by-laws, on January 16, 1997, the Board fixed the number of directors at nineteen. The terms for eight directors expire at the 1997 Meeting. The terms for seven directors expire at the 1998 annual meeting. The terms for five directors expire at the 1999 annual meeting. In each case, directors were elected until their respective successors are duly elected and qualified. At each annual meeting, one class of directors is to be elected for a three-year term.

     The Company's by-laws also provide that a mid-year vacancy on the Board, including a vacancy created by an increase in the number of directors, may be filled by the remaining directors, though less than a quorum, and that a newly-elected director shall serve for the unexpired term of his or her predecessor or, if there is no predecessor, until the next annual shareholders meeting. Acting upon this authority, Celia A. Wallace was elected on June 19, 1996 to serve until the 1997 Meeting.

     At the 1997 Meeting, one director will be elected to hold office until the 1998 annual meeting, and six directors will be elected to hold office until the 2000 annual meeting. As a result, the division of the Company's directors into three classes will be eight directors, five directors and six directors with terms expiring at the 1998, 1999 and 2000 annual meetings, respectively. The nominees for the class of 2000 are DENNIS C. BOTTORFF, JAMES A. HASLAM II, WALTER G. KNESTRICK, ROBERT A. MCCABE, JR., CELIA A. WALLACE, AND TOBY S. WILT; the nominee for the class of 1998 is DAVID K. WILSON.

     Unless a proxy specifies otherwise, the persons named in the proxy will vote the Shares covered thereby FOR the nominees as listed above. Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unavailable, if such an event should occur, it is intended that such Shares will be voted for substitute nominee(s) as selected by the Board.

     All of the Company's Directors also serve as directors of First American National Bank ("FANB"), Nashville, Tennessee.

                       NOMINEES FOR ELECTION TO THE BOARD

DENNIS C. BOTTORFF                                            Age -- 52
Director, Chairman, President and Chief Executive Officer,    Director since 1991
and Member of the Executive, Asset Policy and                 Term to expire 2000
Development Committees
Since January 1995, Mr. Bottorff has served as Chairman, President and Chief Executive
Officer of the Company and as Chairman and Chief Executive Officer of First American
National Bank. Throughout 1994, he served as President and Chief Executive Officer of the
Company and as Chief Executive Officer of First American National Bank. From November 1991
through January 1994, Mr. Bottorff also served as President of First American National
Bank. Mr. Bottorff also serves as a director of Shoney's, Inc., Ingram Industries, Inc.
and The SSI Group, Inc., and serves as a member of the Vanderbilt University Board of
Trust.

JAMES A. HASLAM II                                            Age -- 66
Director, Chairman of the Committee on Directors              Director since 1983
and Member of the Executive, Asset Policy                     Term to expire 2000
and Human Resources Committees
Since July 1995, Mr. Haslam has served as Chairman of Pilot Corporation, a retail operator of travel centers and convenience stores/gasoline stations. Mr. Haslam served as President and Chief Executive Officer of Pilot Corporation from its founding in November 1958 to
July 1995. He also serves as a member of the University of Tennessee Board of Trustees.
Robert A. McCabe, Jr., a Director and executive officer of the Company, is married to the daughter of Mrs. Haslam.

WALTER G. KNESTRICK                                           Age -- 59
Director, Chairman of the Asset Policy Committee              Director since 1990
and Member of the Executive and Development Committees        Term to expire 2000
Mr. Knestrick founded Walter Knestrick Contractor, Inc., a commercial and industrial building contractor, and has served as Chairman of its Board since 1969.

ROBERT A. MCCABE, JR.                                         Age -- 46
Director, Vice Chairman, and President - First American
  Enterprises, Inc.                                           Director since 1994
and Member of the Executive and Development Committees        Term to expire 2000
Since January 1994, Mr. McCabe has served as Vice Chairman of the Company and First
American National Bank and President - First American Enterprises. From December 1991 to
January 1994, he served as President, General Bank, First American National Bank. Mr.
McCabe also serves as a member of the Board of Directors of INVEST Financial Corporation,
The SSI Group, Inc., and Sirrom Capital Corporation.

CELIA A. WALLACE                                              Age -- 52
Director, Member of the Development Committee                 Director since June, 1996
                                                              Term to expire 2000
Since 1986, Ms. Wallace has been Chairman of the Board and Chief Executive Officer of
Southern Medical Health Systems, Inc., a healthcare provider holding company. Ms. Wallace also serves as Chairman of the Board of Chunchula Energy Corporation and serves as a director of The SSI Group, Inc.

DAVID K. WILSON                                               Age -- 77
Director, Member of the Executive and                         Director since 1974
Human Resources Committees and the Committee on Directors     Term to expire 1998
Mr. Wilson is Chairman of Cherokee Equity Corporation, a holding company. He also serves as a member of the Vanderbilt University Board of Trust and is a director of Tennessee
Wholesale Drug Co.

TOBY S. WILT                                                  Age -- 52
Director, Chairman of the Audit Committee, and Member         Director since 1992
of the Executive and Asset Policy Committees                  Term to expire 2000
Mr. Wilt is the President of TSW Investment Company, a private investment company in
Nashville, Tennessee and Chairman of The Christie Cookie Company, a gourmet baking company. Mr. Wilt also serves as a director of Volunteer Capital Corporation, Titan
Holdings, Inc., and The Christie Cookie Company.

                         CONTINUING DIRECTORS UNTIL 1998 MEETING

SAM H. ANDERSON, JR.                                          Age -- 70
Director, Member of the Audit and                             Director since 1995
Community Affairs Committees                                  Term to expire 1998
Mr. Anderson is President of the real estate concern, Sullivan Lands, Inc. From 1991 until
November 1995, Mr. Anderson served as a director of Heritage Federal Bancshares, Inc. Mr.
Anderson is Chairman of the Board of Fairway Ford, Inc. and Courtesy Chevrolet-Cadillac,
Inc. and serves as President of Gate City Ford, King Ford of Marion, Brown Leasing Co.,
Inc., and World-Wide Insurance Company.

REGINALD D. DICKSON                                           Age -- 50
Director and Member of the                                    Director since 1981
Human Resources and Community Affairs Committees              Term to expire 1998
and the Committee on Directors
Mr. Dickson is President Emeritus of INROADS, Inc., a non-profit minority career development organization and Chairman of Buford, Dickson, Harper & Sparrow, Inc., an
investment, research and counseling firm in St. Louis, Missouri. From 1983 through 1992,
Mr. Dickson served as President and Chief Executive Officer of INROADS, Inc. Mr. Dickson
also serves as a director of Dollar General Corporation.

GENE C. KOONCE                                                Age -- 65
Director and Member of the Audit                              Director since 1981
Committee and the Committee on Directors                      Term to expire 1998
Mr. Koonce is President, Chief Executive Officer and a member of the Board of Directors of
United Cities Gas Company, a natural and propane gas distribution company.

DALE W. POLLEY                                                Age -- 47
Director, Vice Chairman,                                      Director since 1991
President of First American National Bank                     Term to expire 1998
and Member of the Executive and Community Affairs Committees
Since January 1994, Mr. Polley has served as Vice Chairman of the Company and as President of First American National Bank. He also serves on the Board of Directors of First
American National Bank of Kentucky. Since December 1991, he has served as Vice Chairman of the Company and First American National Bank. From December 1991 to January 1994, Mr.
Polley served as Chief Administrative Officer of the Company and First American National
Bank. From November 1992 through 1994, he also served as Principal Financial Officer of the Company and First American National Bank. Mr. Polley also serves as a Director of the
Federal Reserve Bank of Atlanta -- Nashville branch.


JAMES F. SMITH, JR.                                           Age -- 67
Director, Chairman of the                                     Director since 1983
Development and Executive Committees                          Term to expire 1998
and Member of the Asset Policy Committee
From 1991 through December 1994, Mr. Smith served as Chairman of the Board of the Company and First American National Bank. Mr. Smith also serves as a director of Pilot
Corporation, Plasti-Line, Inc., and Computational Systems, Inc.

CAL TURNER, JR.                                               Age -- 57
Director and Member of the Human Resources                    Director since 1989
and Community Affairs Committees                              Term to expire 1998
Since 1988, Mr. Turner has held the position of Chairman and Chief Executive Officer of
Dollar General Corporation, a chain of discount retail stores. Until January 1997, he also served as President of Dollar General Corporation. Mr. Turner also serves as a director of
Thomas Nelson Publishers, Inc. and Shoney's, Inc.

TED H. WELCH                                                  Age -- 63
Director and Member of the                                    Director since 1997
Asset Policy and Audit Committees                             Term to expire 1998
Mr. Welch has been a self-employed real estate investor and operator since 1975. Since
1993, he has served as President and Chief Executive Officer of Eagle Communications,
Inc., a publisher of periodicals. Mr. Welch also serves as a director of National Health
Investors, Inc., Southeast Service Corporation, American Constructors, Inc., and Logan's
Roadhouse Restaurant, Inc.

                         CONTINUING DIRECTORS UNTIL 1999 MEETING

EARNEST W. DEAVENPORT, JR.                                    Age -- 58
Director, Chairman of the Human Resources Committee           Director since 1989
and Member of the Executive and Development Committees        Term to expire 1999
Mr. Deavenport is Chairman of the Board and Chief Executive Officer of Eastman Chemical
Company. Mr. Deavenport also serves as a director for Milliken and Company, as Vice
Chairman of the National Association of Manufacturers, as a director of the Chemical
Manufacturers Association, as a member of the Policy Committee of the Business Roundtable, and as President and a trustee of the Malcolm Baldridge National Quality Award Foundation.

MARTHA R. INGRAM                                              Age -- 61
Director and Member of the Audit                              Director since 1993
and Community Affairs Committees                              Term to expire 1999
and the Committee on Directors
Since June 1995, Mrs. Ingram has served as Chairman of the Board of Directors of Ingram
Industries Inc., a diversified transportation and energy company and distributor of consumer products. From 1979 to June 1995, Mrs. Ingram served as the Director of Public
Affairs of Ingram Industries Inc. and has served as a member of its Board of Directors since 1981. Mrs. Ingram also serves as a member of the Board of Directors of Baxter
International, Inc., Weyerhaeuser Company, and Ingram Micro Inc.

JAMES R. MARTIN                                               Age -- 53
Director and Member of the                                    Director since 1989
Community Affairs and Audit Committees                        Term to expire 1999
Mr. Martin is the Chairman of the Board of Directors and Chief Executive Officer of
Plasti-Line, Inc., a Knoxville-based manufacturer of indoor and outdoor sign products and point of purchase marketing products for corporate identification programs. From 1976 through June 1992, he served as President of Plasti-Line, Inc. Mr. Martin also serves as a director of Signal Thread Company.



ROSCOE R. ROBINSON                                            Age -- 66
Director and Member of the Development Committee              Director since 1992
and the Committee on Directors                                Term to expire 1999
Dr. Robinson has served as Vice Chancellor for Health Affairs of Vanderbilt University and
Professor of Medicine at Vanderbilt University Medical Center in Nashville, Tennessee
since 1981. Dr. Robinson also serves as President of Vanderbilt Health Services, Inc. and as a Trustee of Duke University.

WILLIAM S. WIRE II                                            Age -- 65
Director, Chairman of the Community Affairs                   Director since 1989
Committee and Member of the Executive and                     Term to expire 1999
Asset Policy Committees and the Committee on Directors
Mr. Wire is the former Chairman and Chief Executive Officer of Genesco, Inc., a
manufacturer and retailer of footwear and related products, and a manufacturer of tailored clothing. He served as Chairman of Genesco, Inc. from March 1986 until his retirement in
January 1994. From March 1986 to February 1993, he also served as Chief Executive Officer of Genesco, Inc. Mr. Wire serves as a director of Genesco, Inc., Dollar General
Corporation, and American Endoscopy Services, Inc.


                    DESCRIPTION OF THE BOARD AND COMMITTEES

     During 1996 the Board held eight regular meetings and one special meeting. The Board has seven standing committees: Executive, Asset Policy, Audit, Community Affairs, Human Resources, Development, and the Committee on Directors.

     The Executive Committee consists of the Chief Executive Officer and not less than three other directors who are elected by the Board. At present, the Executive Committee is comprised of the Chief Executive Officer, each Vice Chairman, and six other directors, five of whom are the chairmen of the other standing committees. The Committee can act on behalf of the full Board on all matters concerning the management and conduct of the business affairs of the Company except those matters which cannot by law be delegated by the Board. The Executive Committee meets on the call of the Chairman of the Committee or the Chief Executive Officer. The Executive Committee did not meet in 1996.

     The Asset Policy Committee consists of six directors who are not officers or employees of the Company and the Chief Executive Officer. The Committee is responsible for all credit related matters, including the approval of credit policies and procedures. It monitors the loan portfolio of FANB, reviews significant loan transactions, reviews credit examinations, and monitors compliance with regulatory requirements and applicable laws and regulations. The Committee also reviews regulatory examinations, as well as asset/liability policies and procedures. The Asset Policy Committee met seven times in 1996.

     The Audit Committee consists of seven directors who are not officers or employees of the Company. During 1996, the members of the Audit Committee were Messrs. Wilt (Chairman), Anderson, Fillebrown, Koonce, Martin, Welch and Mrs. Ingram. Under the Federal Deposit Insurance Corporation Act of 1991 ("FDICIA"), the Audit Committee must consist wholly of outside directors, must include at least two members who have banking or financial management expertise and may not include any "large customers" of FANB. The Audit Committee of the Company meets all of these requirements. The Committee acts on behalf of the Board to ensure that the affairs and operations of the Company and its subsidiaries are subject to proper financial audits and internal control procedures. It approves the selection of independent public accountants, oversees the relationship between the Company's independent public accountants and its manage-ment, reviews the arrangements for and scope of internal and external audits, considers comments from internal and external auditors and management's replies, discusses areas of concern, and monitors the adequacy of internal controls and supervises the internal audit function. The Committee also reviews the allowance for loan and lease losses and internal loan audits. It reports to the Board in connection with the activities, findings and reports of both the internal and independent auditors of the Company and its subsidiaries, provides guidance and assistance to the auditors, and ensures that the auditors are free to exercise their function independently of management, wherever appropriate. The Audit Committee also reviews the various reports required to be filed with bank regulatory agencies. The Audit Committee met five times during 1996.

     The Community Affairs Committee, consisting of seven directors who are not officers or employees of the Company and the Vice Chairman and President of FANB, advises and counsels management in matters of community activities, contributions, government affairs and compliance with the Community Reinvestment Act and other laws or regulations of similar purpose. In 1996, the Community Affairs Committee met three times.

     The Human Resources Committee, consisting of five directors who are not officers or employees of the Company, serves as the Company's compensation committee and oversees all personnel practices and procedures of the Company and its subsidiaries. It also oversees all benefit programs and acts with regard to salary administration. The Committee sets the salaries of certain officers of the Company and recommends to the full Board the salaries of officers of the Company who are also directors. The Human Resources Committee met four times during 1996.

     The Committee on Directors, formerly known as the Nominating Committee, is comprised of seven directors who are not officers or employees of the Company. The Committee is responsible for establishing criteria for the evaluation of members of the Board, evaluating the Board and recommending whether members should be nominated for re-election. The Committee also evaluates the size and composition of the Board and establishes criteria for director nominations. The Committee administers the corporate governance program of the Company adopted by the Board of Directors on January 16, 1997. Included in this program are guidelines on corporate governance issues, a statement of responsibility of the board and its members, director evaluations of the board processes, and self and peer reviews. The by-laws of the Company provide that the Committee on Directors may receive recommendations from shareholders of the Company for membership on the Board if written notice is submitted to the Chief Executive Officer of the Company within 60 days prior to the meeting of the Committee, containing the name, address, and principal occupation of the proposed nominee, and the name, address and number of shares owned by the notifying shareholder. During 1996, the Committee on Directors was composed of Messrs. Haslam (Chairman), Dickson, Koonce, Robinson, Wilson and Wire and Mrs. Ingram. The Committee on Directors met twice during 1996.

     The Development Committee is comprised of five directors who are not officers or employees of the Company, the Chief Executive Officer and the Vice Chairman and President, First American Enterprises. The Committee serves as an oversight committee to advise and counsel management as to the investigation, development and implementation of nontraditional banking products or services offered through the Company or its affiliates. The Committee also provides general oversight of corporate and personal trust services, reviews preliminary reports and recommendations concerning strategic growth through mergers and acquisitions and ensures that these activities are undertaken and conducted in accordance with applicable laws, regulations, corporate policy and sound financial planning. The Development Committee met three times in 1996.

     No incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings held during 1996 by the Board (during the period in which he or she was a director), and

(ii) the total number of meetings held during 1996 by all committees of the Board of which such director was a member (during the period that he or she served).

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under federal securities laws, the Company's executive officers and directors, and persons who own more than ten percent of the common stock of the Company are required to report their ownership of such stock and any changes in that ownership with the Securities and Exchange Commission ("SEC"). These persons are also required to furnish the Company with copies of these reports.

     Based solely on its review of the copies of such forms received by it, or written representations from reporting persons, the Company believes that all of these filing requirements were satisfied during the period ended December 31, 1996, with five exceptions. Mr. Haslam inadvertently failed to report the purchase by his spouse of 700 shares within 10 days of the end of the month in which it occurred; this transaction was reported the following month. Mr. Martin inadvertently failed to report purchases by himself and his spouse of 125 shares within 10 days of the end of the month in which the purchases occurred; these transactions were reported the following month. Mr. Cal Turner inadvertently failed to report a purchase of 300 shares within 10 days of the end of the month in which it occurred; this transaction was reported immediately upon discovery of the omission; also, the Company inadvertently failed to timely report on Mr. Turner's behalf a cash contribution to the Company's dividend reinvestment plan to purchase 242 shares; this transaction was reported immediately upon discovery of the omission. Mr. McCabe inadvertently failed to report purchases by himself and his spouse of 32 shares within 10 days of the end of the month in which the purchases occurred; these transactions were reported immediately upon discovery of the omission.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of Shares held beneficially, directly or indirectly, as of the Record Date, by all directors and nominees for director, the Company's Chief Executive Officer and the Company's four most highly compensated officers other than the Chief Executive Officer (the "Named Executive Officers") and by all directors and executive officers as a group, together with the percentage of the outstanding Shares which such ownership represents.


                                                      SHARES
                    NAME OF                        BENEFICIALLY            PERCENTAGE
               BENEFICIAL OWNER                       OWNED                 OF CLASS
               ----------------                    ------------            ----------
Sam H. Anderson, Jr............................    127,556 shares(1)           .4%
Dennis C. Bottorff.............................    299,281 shares(2)           .9%
Earnest W. Deavenport, Jr......................      6,174 shares(3)             *
Reginald D. Dickson............................      2,316 shares(3)             *
T. Scott Fillebrown, Jr........................     25,222 shares(4)             *
James A. Haslam, II............................     72,788 shares(5)           .2%
Martha R. Ingram...............................     11,200 shares(3)             *
Walter G. Knestrick............................    341,578 shares(6)            1%
Gene C. Koonce.................................      5,243 shares(3)             *
James R. Martin................................      7,200 shares(7)             *
Robert A. McCabe, Jr...........................    103,381 shares(8)           .3%
Dale W. Polley.................................    103,591 shares(9)           .3%
Roscoe R. Robinson.............................      2,200 shares(3)             *
Martin E. Simmons..............................     45,125 shares(10)          .1%
James F. Smith, Jr.............................    153,455 shares(11)          .5%
Cal Turner, Jr.................................     68,442 shares(12)          .2%
M. Terry Turner................................     30,144 shares(13)          .1%
Celia A. Wallace...............................        100 shares                *
Ted H. Welch...................................      4,314 shares(14)            *
David K. Wilson................................    378,968 shares(15)        1.25%
Toby S. Wilt...................................    101,200 shares(3)           .3%
William S. Wire, II............................     12,464 shares(3)             *
All Directors, Nominees for Director and
  Executive Officers as a Group................  2,137,735 shares(16)           7%(17)


---------------
    * less than .1%

 (1) Includes 17,599 shares held by Mrs. Anderson for which Mr. Anderson disclaims beneficial ownership, 32,464 shares held by Mr. Anderson's adult children for which he holds investment and voting power, and 15,772 shares held by companies which Mr. Anderson owns or controls.

 (2) Includes 6,602 shares held in Mr. Bottorff's FIRST Plan accounts (the Company's section 401(k) Plan), 42,888 shares (over which Mr. Bottorff has voting but not investment authority) granted pursuant to a restricted stock award under the First American Corporation 1991 Employee Stock Incentive Plan (the "1991 Plan"), and includes options for 148,500 shares issued pursuant to the 1991 Plan which are currently exercisable.

 (3) Includes options for 1,200 shares of common stock issued pursuant to the First American Corporation 1993 Non-Employee Director Stock Option Plan (the "1993 Plan") which are currently exercisable.

 (4) Includes options for 1,200 shares issued pursuant to the 1993 Plan which are currently exercisable and 18,793 shares owned by Mrs. Fillebrown as to which Mr. Fillebrown disclaims beneficial ownership.

 (5) Includes options for 1,200 shares issued pursuant to the 1993 Plan which are currently exercisable and 8,012 shares owned by Mrs. Haslam as to which Mr. Haslam disclaims beneficial ownership.

 (6) Includes options for 1,200 shares issued pursuant to the 1993 Plan which are currently exercisable and 57,105 shares held by a trust for which Mr. Knestrick acts as trustee.

 (7) Includes options for 1,200 shares issued pursuant to the 1993 Plan which are currently exercisable, 2,000 shares held by trusts for which Mr. Martin acts as trustee and 1,000 owned by his spouse as to which he disclaims beneficial ownership.

 (8) Includes 9,657 shares held in Mr. McCabe's FIRST Plan accounts, 484 shares owned by his children, 156 shares owned by his spouse as to which he disclaims beneficial ownership, 14,367 shares (over which Mr. McCabe has voting but not investment authority) granted pursuant to a restricted stock award under the 1991 Plan, and includes options for 32,900 shares issued pursuant to the 1991 Plan which are currently exercisable and 13,693 shares which Mr. McCabe may acquire under stock options granted pursuant to the Company's STAR Award Plan which are currently exercisable.

 (9) Includes 4,847 shares held in Mr. Polley's FIRST Plan accounts, 15,600 shares (over which Mr. Polley has voting but not investment authority) granted pursuant to a restricted stock award under the 1991 Plan, and includes options for 64,550 shares issued pursuant to the 1991 Plan which are currently exercisable.

(10) Includes 3,649 shares held in Mr. Simmons' FIRST Plan accounts, 10,200 shares (over which Mr. Simmons has voting but not investment authority) granted pursuant to a restricted stock award under the 1991 Plan, and includes options for 17,880 shares issued pursuant to the 1991 Plan which are currently exercisable.

(11) Includes options for 1,200 shares issued pursuant to the 1993 Plan which are currently exercisable and 20,059 shares owned by Mrs. Smith as to which Mr. Smith disclaims beneficial ownership.

(12) Includes options for 1,200 shares issued pursuant to the 1993 Plan which are currently exercisable and 1,109 shares held by a trust for which Mr. Turner acts as trustee.

(13) Includes 1,544 shares held in Mr. Turner's FIRST Plan accounts, 6,600 shares (over which Mr. Turner has voting but not investment authority) granted pursuant to a restricted stock award under the 1991 Plan, and includes options for 16,150 shares issued pursuant to the 1991 Plan which are currently exercisable and 432 shares which Mr. Turner may acquire under stock options granted pursuant to the Company's STAR Award Plan which are currently exercisable.

(14) Includes options for 200 shares pursuant to the 1993 Plan which are currently exercisable.

(15) Includes options for 1,200 shares issued pursuant to the 1993 Plan which are currently exercisable and 300,000 shares owned by a corporation beneficially owned by Mr. Wilson.

(16) Includes 474,553 shares of common stock owned by or for spouses, children, other relatives, trusts and firms which a director or officer controls, where such beneficial ownership may be attributed to the director or officer. This amount also includes 125,826 shares granted pursuant to restricted stock awards under the 1991 Plan to executive officers over which the officers have voting but not investment authority, 43,456 shares which officers have the right to acquire under the STAR Award Plan which are currently exercisable, options for 365,240 shares issued pursuant to the 1991 Plan which are currently exercisable and 60,227 shares held in FIRST Plan accounts.

(17) For purposes of computing this percentage, shares which may be acquired by directors and officers under stock options which were exercisable as of the Record Date or within 60 days thereof are deemed to be outstanding.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid or accrued by the Company to the Named Executive Officers during the three fiscal years ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION
                                                                          ---------------------------------
                                                                                  AWARDS            PAYOUTS
                                             ANNUAL COMPENSATION          -----------------------   -------
                                       --------------------------------   RESTRICTED   SECURITIES
                                                           OTHER ANNUAL     STOCK      UNDERLYING    LTIP      ALL OTHER
                                       SALARY     BONUS    COMPENSATION     AWARDS      OPTIONS/    PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR    ($)       ($)         ($)          ($)(1)      SARS(#)       ($)        ($)(2)
---------------------------      ----  -------   -------   ------------   ----------   ----------   -------   ------------
Dennis C. Bottorff.............  1996  585,000   321,750          --       926,751(3)    43,000         --       32,450
Chairman and Chief               1995  550,000   275,000          --            --           --         --       28,500
Executive Officer                1994  530,625   265,000          --       303,750       50,000         --       30,738
Dale W. Polley.................  1996  395,000   217,250          --       279,000       18,750         --       23,700
Vice Chairman and                1995  350,000   175,000          --            --           --         --       20,400
President, First American        1994  325,625   168,610          --       106,313       18,000         --       22,038
National Bank
Robert A. McCabe, Jr...........  1996  290,000   159,500          --       162,750       10,500         --       17,400
Vice Chairman and                1995  270,000   135,000          --        93,678           --         --       15,600
President -- First American      1994  260,625   130,000          --       106,313       18,000         --       16,288
Enterprises, Inc.
Martin E. Simmons..............  1996  290,000   159,500          --       162,750       10,500         --       17,400
Executive Vice President         1995  230,000   115,000          --        29,000           --         --       12,889
-- Administration, General       1994  195,625    82,875          --        91,125       11,700         --       13,188
Counsel, Principal Financial
Officer and Secretary
M. Terry Turner................  1996  235,000   129,250          --       116,250        7,750         --       14,100
President -- General Bank        1995  229,000   114,500          --        29,000           --         --       13,206
                                 1994  170,625    69,125          --        91,125       16,000         --        5,137

---------------

(1) As of December 31, 1996, the total number of restricted shares and their aggregate market value were as follows: Mr. Bottorff held 40,288 restricted shares valued at $2,321,596; Mr. Polley held 12,833 restricted shares valued at $739,502; Mr. McCabe held 12,667 restricted shares valued at $729,936; Mr. Simmons held 7,500 restricted shares valued at $432,187; and Mr. Turner held 6,500 restricted shares valued at $374,562. The foregoing total number of restricted shares included the following shares on which restrictions have now lapsed as a result of the January 16, 1997 Board approval of 1996 financial results: Mr. Bottorff -- 10,000 shares; Mr. Polley -- 3,333 shares; Mr. McCabe -- 3,000 shares; Mr. Simmons -- 2,000 shares; Mr. Turner -- 2,000 shares. None of the restricted awards listed in the Summary Compensation Table or in this footnote have a vesting schedule of less than three years. Dividends are paid on restricted stock at the same rate as all other shares of the common stock of the Company.
(2) Amounts in this column for 1996 include Company matching contributions under the Company's FIRST Plan (401(k)), and FIRST Plan Supplemental Executive Retirement Plan (401(k) SERP) for the Named Executive Officers as follows:
     Mr. Bottorff: 401(k) -- $9,000, 401(k) SERP -- $23,450; Mr. Polley:
     401(k) -- $9,000, 401(k) SERP -- $14,700; Mr. McCabe: 401(k) -- $9,000,
     401(k) SERP -- $8,400; Mr. Simmons: 401(k) -- $9,000, 401(k)
     SERP -- $8,400; Mr. Turner: 401(k) -- $9,000, 401(k) SERP -- $5,100.
(3) Of the 20,288 shares of Restricted Stock issued to Mr. Bottorff in 1996, 5,788 shares were issued pursuant to the Company's executive stock ownership guidelines established by the Human Resources Committee in 1994. These shares will vest in 3 years if he maintains his ownership level.

OPTION GRANTS

     Shown below is information concerning stock options granted to the Named Executive Officers during 1996 pursuant to the 1991 Employee Stock Incentive Plan. Options were granted on January 18, 1996 and vest 20% per year over five years on the anniversary date of grant. The Company granted no stock appreciation rights ("SARs") in 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                              INDIVIDUAL GRANTS
                                                        ------------------------------                 POTENTIAL REALIZABLE
                                                           PERCENT OF                                    VALUE AT ASSUMED
                                          NUMBER OF          TOTAL                                     ANNUAL RATES OF STOCK
                                          SECURITIES      OPTIONS/SARS                                PRICE APPRECIATION FOR
                                          UNDERLYING       GRANTED TO      EXERCISE OR                      OPTION TERM
                                         OPTIONS/SARS     EMPLOYEES IN     BASE PRICE    EXPIRATION   -----------------------
                 NAME                     GRANTED(#)    FISCAL YEAR 1996     ($/SH)         DATE        5%($)        10%($)
                 ----                    ------------   ----------------   -----------   ----------   ----------   ----------
Dennis C. Bottorff.....................     43,000            9.6%           $46.50      1/18/2006    $1,259,685   $3,179,205
Dale W. Polley.........................     18,750            4.2%           $46.50      1/18/2006    $  549,281   $1,386,281
Robert A. McCabe, Jr...................     10,500            2.3%           $46.50      1/18/2006    $  307,597   $  776,317
Martin E. Simmons......................     10,500            2.3%           $46.50      1/18/2006    $  307,597   $  776,317
M. Terry Turner........................      7,750            1.7%           $46.50      1/18/2006    $  227,036   $  572,996

     Actual realizable values, if any, on stock option exercises are dependent on the future performance of the Company's common stock and overall stock market conditions. There can be no assurance that the amounts reflected will be achieved.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     Shown below is information with respect to exercises by the Named Executive Officers during 1996 of options to purchase shares pursuant to the Company's stock option plans and information with respect to unexercised options to purchase shares held by the Named Executive Officers as of December 31, 1996.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED               IN-THE-MONEY
                                SHARES                            OPTIONS/SARS AT                 OPTIONS/SARS AT
                               ACQUIRED                         DECEMBER 31, 1996(#)            DECEMBER 31, 1996($)
                                  ON            VALUE       ----------------------------    ----------------------------
            NAME              EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
            ----              -----------    -----------    -----------    -------------    -----------    -------------
Dennis C. Bottorff..........    90,000       $3,768,750       130,000         73,000        $5,068,750      $1,007,125
Dale W. Polley..............        --               --        67,200         29,550        $2,639,400      $  398,944
Robert A. McCabe, Jr........     5,561       $  187,638        46,000         26,300        $1,517,476      $  480,912
Martin E. Simmons...........     1,600       $   45,762        12,640         21,160        $  374,300      $  386,987
M. Terry Turner.............        --               --        12,932         19,750        $  339,155      $  349,319

     Based on the closing price per share on December 31, 1996 -- $57.625. The Company granted no stock appreciation rights ("SARs") in 1996.

     The Company has entered into contracts with certain of its executive officers, including the Named Executive Officers, that provide generally for a payment equal to a stated multiple of the officer's annual base salary and annual cash bonus as well as the employee's annual cash bonus for the full year in which a Change in Control or Potential Change in Control takes place in the event of a termination of the officer's employment by the Company other than "for cause" or as a result of death or disability. For Messrs. Bottorff, Polley, McCabe and Simmons, the multiple is three times their respective annual base salary and annual cash bonus; for Mr. Turner, the multiple is two times. Additionally, the contracts provide that the officers shall be paid such amounts if the officer voluntarily terminates his employment with the Company if, after a Change in Control or a Potential Change in Control, (i) there is a reduction in the officer's annual base salary or annual bonus opportunity, (ii) the officer is required by the Company, involuntarily, to relocate to an office more than 35 miles from the office where the officer was located at the time of the Change in Control or Potential Change in Control, (iii) there is a material reduction in the officer's responsibilities, authority, or duties, (iv) the officer's benefits are materially reduced, or (v) the Company does not honor the terms of the contracts. These contracts generally provide for an excise tax gross-up with respect to any taxes incurred under Internal Revenue Code Section 4999 after a Change in Control or Potential Change in Control. Additionally, these contracts provide for an extension of life insurance, medical insurance, and other employment benefits upon the occurrence of a Change in Control or Potential Change in Control. "Change in Control" and "Potential Change in Control" have the meanings ascribed to them in the Company's 1991 Employee Stock Incentive Plan.

                                RETIREMENT PLANS

     The following table shows the estimated annual retirement benefit payable to participating employees, including officers, in the salary ranges and years of service classifications indicated, under the combined terms of the First American Master Retirement Plan (which covers most officers and other salaried employees on a non-contributory basis) and Supplemental Executive Retirement Program. Consequently, the benefit and compensation limits imposed under Internal Revenue Code sections 415 and 401(a)(17) have not been applied. The table assumes retirement at age 65 in 1997.

                               PENSION PLAN TABLE

                                            YEARS OF SERVICE
               --------------------------------------------------------------------------
REMUNERATION   5 YEARS    10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
------------   --------   --------   --------   --------   --------   --------   --------
 $  175,000    $ 12,013   $ 24,025   $ 36,038   $ 50,938   $ 66,838   $ 80,738   $ 95,638
    200,000      13,825     27,650     41,475     58,600     75,725     92,850    109,975
    250,000      17,450     34,900     52,350     73,925     95,500    117,075    138,650
    300,000      21,075     42,150     63,225     89,250    115,275    141,300    167,325
    350,000      24,700     49,400     74,100    104,575    135,050    165,525    196,000
    400,000      28,325     56,650     84,975    119,900    154,825    189,750    224,675
    450,000      31,950     63,900     95,850    135,225    174,600    213,975    253,350
    500,000      35,575     71,150    106,725    150,550    194,375    238,200    282,025
    550,000      39,200     78,400    117,600    165,875    214,150    262,425    310,700
    600,000      42,825     85,650    128,475    181,200    233,925    286,650    339,375
    650,000      46,450     92,900    139,350    196,525    253,700    310,875    368,050
    700,000      50,075    100,150    150,225    211,850    273,475    335,100    396,725
    750,000      53,700    107,400    161,100    227,175    293,250    359,325    425,400
    800,000      57,325    114,650    171,975    242,500    313,025    383,550    454,075
    850,000      60,950    121,900    182,850    257,825    332,800    407,775    482,750
    900,000      64,575    129,150    193,725    273,150    352,575    432,000    511,425
    950,000      68,200    136,400    204,600    288,475    372,350    456,225    540,100
  1,000,000      71,825    143,650    215,475    303,800    392,125    480,450    568,775
  1,100,000      79,075    158,150    237,225    334,450    431,675    528,900    626,125
  1,200,000      86,325    172,650    258,975    365,100    471,225    577,350    683,475
  1,300,000      93,575    187,150    280,725    395,750    510,775    625,800    740,825
  1,400,000     100,825    201,650    302,475    426,400    550,325    674,250    798,175
  1,500,000     108,075    216,150    324,225    457,050    589,875    722,700    855,525

     Covered compensation includes salary and bonus. The calculation of retirement benefits under the plans generally is based upon average earnings for the highest five consecutive years of the fifteen years preceding retirement. The credited years of service for Messrs. Bottorff, Polley, McCabe, Simmons and Turner are 5, 5, 20, 4 and 17 respectively. Benefits are calculated on the basis of straight life income payments and are not subject to any deduction for Social Security or other offset amounts.

                           COMPENSATION OF DIRECTORS

     Directors who are not officers of the Company receive an annual retainer of $18,000 plus $1,000 for attendance of each regular or special board meeting, and each committee meeting. The Chairmen of the Asset Policy, Community Affairs, Development, Human Resources and Audit Committees receive additional annual retainers of $6,000 each. Nonemployee directors of the Company who also serve on FANB's Knoxville Community Board and AmeriStar Advisory Board receive attendance fees for those advisory board meetings ranging from $500 to $1,250 per meeting. During 1996, the total directors' fees paid by the Company and its subsidiaries to each of the outside directors of the Company ranged from $12,500 to $47,000; the aggregate amount paid by the Company to all outside directors in 1996 was $604,750. In addition, under the 1993 Non-Employee Director Stock Option Plan, each non-employee director is annually granted the option to purchase 1,000 shares of the Company's common stock at a purchase price equal to market price on the day of the annual meeting of shareholders. In 1996, the purchase price was $43.25 per share. These options vest 20% per year over five years. Under the Company's Director's Deferred Compensation Plan, each Director may annually elect to defer payment of all or a portion of his or her retainer and fees until attaining the age of 65. Such deferred amounts become payable upon the termination of the tenure of a director provided the director has attained the age of 65.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     During 1996, the Board's Human Resources Committee was composed of Messrs. Deavenport (Chairman), Dickson, Haslam, Turner and Wilson. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In August 1996, FANB entered into an agreement with Pilot Corporation, a retail operator of convenience stores/gasoline stations of which Mr. Haslam is a director, so as to permit FANB to install, operate and maintain automated cash dispensers ("ATMs") at 38 Pilot Oil stores. Mr. Haslam and his family own 100% of Pilot Corporation. In 1996, FANB paid Pilot a total of $17,546 based upon the number of cash withdrawal transactions effected through these ATMs. FANB anticipates that in the future, payments to Pilot under this agreement will be approximately $245,400 per year. During 1996, no other member of the Human Resources Committee had any relationship requiring disclosure by the Company under Item 404 of SEC Regulation S-K, and there existed no relationships involving the executive officers, directors or Human Resources Committee members and the executive officers, directors or compensation committee members of any other entity such as to constitute an interlock for disclosure purposes under applicable SEC regulations.

           HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERALL POLICY

     First American's policy is to tie a significant portion of executive compensation to the Company's performance and to appreciation in its stock price. Our objectives are to hire and retain highly qualified people, to motivate them to achieve the Company's performance goals, to link management and shareholder interests and to reward individual contribution as well as overall results.

     The Committee is generally responsible for making executive compensation decisions for the Company. We are responsible for granting stock options and restricted stock. We are also responsible for approving salaries and bonuses for executive officers, with the exception of those who also serve as directors whose salaries and bonuses are approved by the non-employee members of the Board. In 1996 the Board made no modifications to our recommendations with respect to those officers.

     The executive compensation program consists of three components: base salary, annual incentive cash bonuses and long-term incentive stock options and restricted stock grants. We review the program annually. Under the program, total achievable compensation generally ranges from the 50th to the 75th percentile when compared with similar positions in selected comparable companies. In setting 1996 base salaries, we reviewed the Towers Perrin 1995 Salary Survey and the data pertaining to a group of 20 "high-performing" banks (the "Peer Group") included in the 1995 Wyatt Financial Survey. Both of these surveys are conducted annually on a national basis by independent consulting firms. Seventeen of the Peer Group banks are included in the KBW50 Index shown in the Shareholder Return Performance Graph. The KBW50 is composed of fifty of the nation's most important banking companies, including all money center banks, and most major regional banks, and is meant to be representative of the price performance of the nation's large banks. The Committee has not used compensation data for money center banks and large regional banks in determining First American executive compensation. Instead, we use the selected Peer Group comprised generally of bank holding companies with excellent performance and similar strategies or operating characteristics. Many of the companies in the Peer Group are larger than First American, some significantly so. In determining annual and long term incentive compensation, we rely on market information, including the TPF&C Executive Banking Survey. Generally, executive officers have the opportunity to earn a maximum performance-based cash bonus of from 80% to 100% of base salary, and to receive stock options and restricted stock of from 45% to 105% of base salary. In addition, consistent with 1995 market data for similar positions at comparable companies, the Chief Executive Officer has an opportunity to receive stock options and restricted stock equal in value to up to 170% of base salary.

     Both annual and long-term incentive compensation are based on performance. Appreciation in the value of the Company's stock is also a key element of the long-term component. On an annual basis the Committee establishes performance goals which are consistent with the Company's three-year strategic plan. In 1996 these goals were achievement of (1) specified asset quality and capital adequacy levels; (2) an earnings per share target; (3) a return on assets target; and (4) a specified level of productivity.

     In 1993, section 162(m) was added to the Internal Revenue Code pursuant to the Omnibus Budget Reconciliation Act of 1993. This section generally limits the corporate deduction for compensation paid to the chief executive officer and each of the four other highest paid executive officers to $1 million per year. However, certain performance-based compensation, as defined in the IRS regulations, is exempt from the limitations on deductibility.

     The Committee has taken action so that future annual incentive bonuses and long term incentive compensation that otherwise would be subject to the 162(m) limitations should not be limited as to deductibility. Accordingly on pages 20 and 22 of this proxy statement there are two proposals covering performance based incentive compensation that are being proposed for stockholder approval at the 1997 Meeting. The Committee intends to maximize the tax-efficiency of the Company's compensation program, but retains the flexibility to pay compensation which may not qualify for deductibility under section 162(m).

BASE SALARIES

     In determining an executive officer's starting salary, the responsibilities of the position, the officer's experience and the competitive marketplace, particularly the salaries of comparable positions at other financial institutions, are considered. In 1996 the Committee continued the approach adopted in 1994 for base salary adjustments for executive officers. A target rate for each position, including that of chief executive officer, was established by using the midpoint between the 50th percentile of the TPF&C Executive Banking Survey with an asset size regression analysis and the 50th percentile of the Peer Group. Following an annual performance evaluation, if the executive is found to be meeting performance expectations and fully functioning, it is the intent that base salary will be increased to the target rate. If the salary exceeds the target rate, normally no increase will be effected until the market rate exceeds salary. In future years, unless an executive assumes greater responsibilities, base salary increases will generally reflect the annual market movement of the salary range structure.

BONUSES

     Executive officers are eligible for annual cash bonuses, generally varying percentages of base salary, depending upon the officer's position and responsibilities. The amount paid depends upon the degree to which established corporate, and in some cases unit or individual, performance goals are achieved. In 1996 the Committee established, and the Board of Directors approved, corporate performance goals relating to soundness as a threshold for the award of cash bonuses. These goals consisted of maximum ratios of criticized and classified assets to capital and non-performing loans to total loans and other real estate owned, and a minimum ratio of common equity to average total assets (the "Soundness Threshold"). If the Soundness Threshold was not met, no bonuses would have been paid. Once the Soundness Threshold was met, to the extent based on corporate as opposed to individual or unit performance, the bonuses earned were based on the achievement of earnings per share, return on assets and productivity goals (the "Performance Goals"), which were weighted equally for the corporate portion of the award. In 1996 the Soundness Threshold was set at a level consistent with the Company's strategic framework. The Performance Goals were established at more stringent levels than in 1995 and return on assets was added to the performance goals. In 1996, the Soundness Threshold was exceeded, as were the Performance Goals. In calculating bonus amounts paid, extraordinary items of income and expense were excluded from the calculations.

RESTRICTED STOCK

     Restricted stock awards are grants of shares of the Company's common stock which are issued in the officer's name but are held by the Company and cannot be sold or transferred during the restriction period. The lapse of the restrictions is tied to corporate performance. These awards generally are granted annually, and the number of shares granted is based on the importance of the executive to achievement of the Company's long-term performance goals. The number of stock options and shares of restricted stock held by participants is not considered in making this determination. We use a model based on the Black/Scholes valuation model developed with the assistance of a national independent compensation consulting firm. In applying the model, each grant covers a three-year performance period. Dividends are paid on these shares during this period. For each year of the performance period, an executive may earn one, two or three points, depending upon the achievement of the Performance Goals. However, if the Company does not achieve the Soundness Threshold, two points are deducted. If less than three points are earned over the performance period, no restricted stock becomes vested at the end of the period. At the end of the period, up to 100% of the restricted stock may be vested in the executive free of restriction, with the percentage varying (from 50% to 100%) based upon the number of points earned. Any shares which are not vested remain restricted for twelve more years, and dividends on such shares are forfeited during the twelve year period. In any event, after the passage of fifteen years the restrictions lapse if the executive is still employed by the Company. In 1996, participants earned two points based on the achievement of the Performance Goals.

STOCK OPTIONS

     Annual stock option grants are designed to align the interests of executive officers with those of shareholders. Because the full value of an executive's compensation is not realized absent appreciation in the stock price over time, stock options also help to retain key executives and to provide an incentive for them to create long-term shareholder value. The Committee sets guidelines for the size of these awards based on competitive compensation data including an analysis of the TPF&C Banking Survey, the responsibilities and experience of the executive and the recommendation of the chief executive officer. The number of options granted is based upon their projected value using market data and the same model used to determine restricted stock awards as well as the level and the salary of the executive. Normally options are granted at an exercise price equal to market value on the date of grant and vest over five years at a rate of 20% per year.

STOCK OWNERSHIP POLICY

     To further align the interests of management and shareholders, the Committee established an executive stock ownership policy in 1994. Under the policy, executive officers are encouraged to acquire and hold shares of the Company's common stock with a value equal to or exceeding either three or two times their annual salary depending on the executive's job grade. The Chief Executive Officer's target was established at four times annual salary. Executives who achieve the target level within three years are granted restricted stock equal to 10% of their holdings; those who achieve the target level within four years, 7.5%; and those who achieve the target level within five years, 5%. If the stock holdings are retained for three years from the date of grant, the restrictions will lapse; if not, the shares will be forfeited. In 1996, the Chief Executive Officer achieved the ownership target.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In 1996 the Committee applied the methodologies described above in determining the Chief Executive Officer's base salary, bonus and incentive compensation. With Board approval, Mr. Bottorff's base salary was increased to $585,000 effective January 1, 1996. His bonus was dependent upon the achievement of the three Performance Goals, each of which was weighted equally. In 1996 the amount of bonus achievable by Mr. Bottorff ranged from 0 to a maximum of 100% of base salary. In 1996, the achievement of the Performance Goals resulted in a bonus paid to Mr. Bottorff of $321,750.

     In addition, Mr. Bottorff is eligible to be considered for long term incentives (stock options and restricted stock) with a projected maximum value of 170% of his base salary. In 1996 Mr. Bottorff was granted incentive compensation in the form of 43,000 stock options and 14,500 shares of restricted stock.

     Mr. Bottorff was granted options on 200,000 shares in 1991 (which represent approximately the same number as would have been granted to the chief executive officer over three years under the long-term plan). These options vest at the rate of 20% per year from 1992 through 1996, so long as the performance goals established by the Committee are met. Mr. Bottorff was also granted 30,000 restricted shares in 1991. The restrictions on 10,000 shares of Mr. Bottorff's restricted stock lapsed after determining performance for 1993 through 1995, and the restrictions on an additional 10,000 shares lapsed at the end of 1996 based on the achievement of the corporate performance goals for each three-year period. Any shares which do not become unrestricted through the attainment of performance goals remain restricted for twelve more years, and any dividends on these remaining shares are forfeited during the twelve-year period.

     In 1996 the Company surpassed the Performance Goals established for the year, so that Mr. Bottorff earned two points toward the final third of the restricted stock awarded him in 1991. Mr. Bottorff has earned all of the restricted stock granted him in 1991 and four points on 10,000 shares of restricted stock granted to him in 1994 for the 1995-97 performance cycle. The restrictions on these shares lapse upon the attainment of at least six points at the end of and over each three-year performance period. In 1996 he also satisfied the vesting and performance requirements on options for 40,000 shares. Since 1991 he has satisfied the vesting and performance requirements all of the 200,000 stock options and restricted stock granted to him in 1991.

     Submitted by the Human Resources Committee of the Board of Directors,

                                          Earnest W. Deavenport, Jr. (Chairman)
                                          Reginald D. Dickson
                                          James A. Haslam II
                                          Cal Turner, Jr.
                                          David K. Wilson

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the return on the Company's common stock with Standard & Poor's 500 Stock Index and the KBW 50 Index for the past five years.

                               COMPARISION CHART

-------------------------------------------------------------------------------------------------
                                                       CUMULATIVE TOTAL RETURN
                                     ------------------------------------------------------------
                                     12/91      12/92      12/93      12/94      12/95      12/96
                                      ---        ---        ---        ---        ---       -----
  FIRST AMERICAN CORP                 100        154        183        158        286         357
  S & P 500                           100        108        118        120        165         203
  KBW 50                              100        127        134        128        204         289
-------------------------------------------------------------------------------------------------

(1) $100 invested on December 31, 1991 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.
(2) The KBW 50 Index is a market-capitalization weighted bank-stock index comprised of fifty major banking companies and is published daily by Keefe, Bruyette & Woods, Inc.

                              CERTAIN TRANSACTIONS

     Some of the Company's executive officers and directors, or members of the immediate family of any of the foregoing persons, are customers of the Company's subsidiary banks and some of the Company's executive officers and directors, or members of their immediate family, are directors or officers of corporations, or members of partnerships, which are customers of the Company's subsidiary banks. As customers they had transactions in the ordinary course of business, including borrowings, all of which are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present any other unfavorable features.

     In 1993, the Company solicited competitive proposals from three vendors for the design, fabrication, installation and maintenance of a new retail merchandising system which was implemented in 1994. Following review of the proposals submitted, Design Performance Group, a division of American Sign and Marketing Services, Inc., a wholly owned subsidiary of Plasti-Line, Inc. was selected as the vendor. Mr. Martin, a member of the Board of Directors of the Company, is the Chairman of the Board of Directors and Chief Executive Officer of Plasti-Line, Inc. and has an equity interest of approximately 50% in Plasti-Line, Inc. Mr. Smith, a member of the Board of Directors of the Company, also serves on the Board of Directors of Plasti-Line, Inc. In accordance with Company policy relating to business transactions with directors and their related interests, the Board of Directors approved the selection of Design Performance Group as the vendor for this project with Messrs. Martin and Smith abstaining from the vote. In 1996, the amount paid to Design Performance Group was $912,569.

     In August 1996, FANB entered into an agreement with Pilot Corporation, a retail operator of convenience stores/gasoline stations, so as to permit FANB to install, operate and maintain automated cash dispensers ("ATMs") at 38 Pilot Oil stores. Mr. Haslam, a member of the Board of Directors of the Company, is a director of Pilot Corporation, of which he and his family own 100%. Mr. Smith, a member of the Board of Directors of the Company, also serves on the Board of Directors of Pilot Corporation. In 1996, FANB paid Pilot a total of $17,546 based upon the number of cash withdrawal transactions effected through these ATMs. FANB anticipates that in the future, payments to Pilot under this agreement will be approximately $245,400 per year.

     In April 1996, FANB acquired 49% of The SSI Group, Inc. ("SSI"), a healthcare claims processing company headquartered in Mobile, Alabama. At that time, the remaining shares of SSI were owned 49% by Southern Medical Health Systems, Inc. ("SMHS") and 2% by Celia A. Wallace individually. Ms. Wallace owns 100% of SMHS. In conjunction with that transaction, FANB acquired the option to purchase additional shares of SSI to maintain its 49% ownership upon the occurrence of certain events. SSI's January 1, 1997 acquisition of CareWare Systems, Inc., a medical management computer software company for SSI stock, triggered FANB's ability to exercise its option. FANB exercised this option and purchased 15,569 shares of SSI common stock from SMHS for $228,024 in conjunction with the CareWare acquistion.

    PROPOSAL 2: APPROVAL OF ANNUAL INCENTIVE COMPENSATION TERMS FOR CERTAIN
                                   EXECUTIVES

     Under section 162(m), which was added to the Internal Revenue Code of 1986 in 1993, in order for certain compensation in excess of $1,000,000 for any taxable year paid to a person named in the Summary Compensation Table and employed by the Company on the last day of the taxable year to be deductible by the Company, such compensation must qualify as "performance-based." The Human Resources Committee (the "Committee") of the Board of Directors has adopted terms, subject to shareholder approval, under which annual cash incentive compensation to be paid to Named Executive Officers subject to section 162(m) is intended to qualify as performance-based for purposes of exemption from the limitations of section 162(m). The terms adopted by the Committee are:

     - The class of persons covered consists of such executive officers as are from time to time designated by the Committee.

     - The performance criteria for annual incentive payments to covered executives for performance years 1997 and thereafter will be limited to objective tests based on one or more of the following criteria which are used to measure the Company's soundness, profitability, growth, market effectiveness and valuation: levels of criticized and classified assets, levels of non-performing loans, capital ratios, return on assets, return on equity, other financial return ratios, productivity ratio, earnings per share, non-interest expense, non-interest revenue, market share, share of wallet (the percentage of a customer's business spent with the Company), customer satisfaction, stock performance, total shareholder return and economic value added; any of which may be measured either in absolute terms or as compared to another company or companies. Use of any other criterion will require ratification by the Company's shareholders if failure to obtain such approval would jeopardize the tax deductibility of future incentive payments.

     - In administering the incentive program and determining incentive awards, the Committee will not have the flexibility to pay a covered executive MORE than the incentive amount indicated by his or her attainment under the applicable payment schedule. The Committee will have the flexibility, based on its business judgment, to reduce this amount.

     - There will be a maximum individual annual cash incentive amount limit of $1,000,000 for any covered executive for any performance year, exclusive of any severance payments or any payments made as the result of a change in control of the Company. This annual incentive payment maximum will not be increased without ratification by the shareholders of the Company if failure to obtain such approval could result in future annual incentive payments not being tax deductible.

     In addition, on January 16, 1997, the Committee adopted performance objectives for the 1997 performance year, and established target payout schedules for the CEO and each of the persons named in the Summary Compensation Table. If the shareholders of the Company do not approve the terms set forth above, payments that would have been made pursuant to the Committee's action on this proposal in January 1997 will not be made. However, in the event that the shareholders do not approve the terms set forth above, the Committee intends to maximize the tax-efficiency of the Company's compensation program, but retains the flexibility to pay incentive compensation commensurate with the Company's need to attract and retain executives. Such compensation may not qualify as "performance based" under section 162(m).

     It should be noted that while the Committee's interest is to prevent section 162(m) from limiting the deductibility of annual incentive compensation payments, because of possible unforseen future events, it is impossible to be certain that all annual incentive compensation paid by the Company to Named Executive Officers will be tax deductible. The foregoing shall not preclude the Committee from making other compensation payments under different terms even if they do not qualify for tax deductibility under section 162(m).

HYPOTHETICAL PAYMENTS BASED ON 1996 RESULTS

     As discussed above, awards under the terms adopted by the Committee will be based upon performance goals established with respect to the 1997 performance year and to be established with respect to future years. No incentive compensation under these terms has yet been earned by any covered executive, since the performance periods have not yet been completed. Accordingly, the amount of annual incentive compensation to be paid in the future to the Company's current or future named executive officers subject to section 162(m) cannot be determined at this time, since actual amounts will depend on actual performance measured against the attainment of pre-established performance goals and on the Committee's discretion to reduce such amounts. The annual incentive compensation actually earned in 1996 by the Named Executive Officers is included in the Summary Compensation Table on page 11 of this Proxy Statement, and there were no amounts in excess of $1 million. In 1997 and future years, the Company will not be entitled to a deduction to the extent that base salary payments in excess of $1 million are made to a Named Executive Officer in that year. Had this proposal been in effect for 1996, the Committee believes that the annual incentives that would have been paid to the Named Executive Officers would not have differed from the amounts actually paid.

     The Board of Directors recommends a vote FOR this proposal.

            PROPOSAL 3: APPROVAL OF LONG-TERM PERFORMANCE INCENTIVE
                     COMPENSATION TERMS FOR KEY EXECUTIVES

     As indicated in the previous proposal, under section 162(m) of the Internal Revenue Code, in order for compensation in excess of $1,000,000 for any taxable year paid to a person named in the Summary Compensation Table and employed by the Company on the last day of the taxable year to be deductible by the Company, such compensation must qualify as "performance-based." At the 1991 Annual Meeting, the Company's shareholders approved the 1991 Employee Incentive Stock Plan which was amended at the 1994 Annual Meeting (the "Plan"). On pages 25 through 27 of this Proxy Statement, there is a proposal to the shareholders to further amend the Plan by increasing the number of shares of the Company's common stock reserved for issuance thereunder. The Plan is administered by the Committee and governs the terms and conditions respecting the payment of long-term incentive compensation to key executives. The Committee has now adopted terms, subject to shareholder approval, under which awards under the Plan to be paid to Named Executive Officers subject to section 162(m) are intended to qualify as performance-based for purposes of exemption from the limitations of section 162(m). The Plan is not being amended under this proposal. The terms adopted by the Committee are:

     - The class of persons covered consists of those senior executives of the Company who are from time to time designated by the Committee.

     - The performance criteria for awards made to covered executives for performance periods beginning in 1997 and thereafter will be limited to objective tests based on one or more of the following criteria which are used to measure the Company's soundness, profitability, growth, market effectiveness and valuation: levels of criticized and classified assets, levels of non-performing loans, capital ratios, return on assets, return on equity, other financial return ratios, productivity ratio, earnings per share, non-interest expense, noninterest revenue, market share, share of wallet (the percentage of a customer's business spent with the Company), customer satisfaction, stock performance, total shareholder return and economic value added; any of which may be measured either in absolute terms or as compared to another company or companies. Use of any other criterion in the future will require ratification by shareholders if failure to obtain such approval would jeopardize the tax deductibility of future payouts of awards under the Plan.

     - In administering the long-term performance incentive program and determining awards, the Committee will not have the flexibility to pay a covered executive more than the award units indicated by his or her attainment under the applicable payment schedule. The Committee will have the flexibility, based on its business judgment, to reduce this amount.

     - There will be a maximum number of shares of the Company's common stock, common stock options or share equivalents of common stock (stock units) that can be issued to a covered executive for any multi-year performance period of 100,000 shares, subject to adjustment for changes in corporate capitalization, such as a stock split and exclusive of any issuances made in connection with severance of a covered executive or as the result of a change in control. Performance periods may overlap one another but no performance period may commence within the same calendar year as any other performance period. If an award is denominated in cash rather than in shares of common stock or stock units, the share equivalent for purposes of staying within the maximum will be determined by dividing the highest amount that the award could be under the formula for that year by the closing price of a share of the Company's common stock on the first trading day of the applicable performance period. This maximum will not be increased without ratification by shareholders of the Company if failure to obtain such approval would result in payouts of awards under the Plan not being tax deductible. The shares and stock units used for these awards will be funded out of the Plan, or any successor plan or plans.

     - Stock options granted under the Plan by the Committee to a covered executive for 1997 and subsequent performance periods will be granted at not less than 100% of fair market value on the date of grant unless ratification of such grants by the shareholders of the Company is obtained if the failure to obtain such approval would result in payouts of awards under the Plan not being tax deductible.

     On January 16, 1997, Long-Term Performance Incentive awards under the Plan were approved by the Committee for each of the members of the class of persons covered by the terms set forth above, consisting of five persons. Such awards provide those persons with the opportunity to earn compensation based on the achievement of cumulative performance goals for the performance period beginning January 1, 1997, and ending on December 31, 1999. The awards have been made in the form of restricted stock and stock options. If the shareholders of the Company do not approve this proposal, payments that would have been made pursuant to the Committee's action on this proposal in January 1997 will not be made. However, in the event that the shareholders do not approve the terms set forth above, the Committee intends to maximize the tax-efficiency of the Company's compensation program, but retains the flexibility to pay incentive compensation commensurate with the Company's need to attract and retain executives. Such compensation may not qualify as "performance based" under section 162(m).

     On March 7, 1997, Annual Performance Incentive awards under the Plan also were recommended by the Committee for each of the members of the class of persons covered by the terms set forth above, consisting of five persons. Such awards provide those persons with the opportunity to earn compensation based on the achievement of cumulative performance goals for the performance period beginning January 1, 1997, and ending on December 31, 2000. The awards have been made in the form of restricted stock. If the shareholders of the Company do not approve this proposal, payments that would have been made pursuant to the Committee's action on this proposal in March 1997 will not be made. However, in the event that the shareholders do not approve the terms set forth above, the Committee intends to maximize the tax-efficiency of the Company's compensation program, but retains the flexibility to pay incentive compensation commensurate with the Company's need to attract and retain executives. Such compensation may not qualify as "performance based" under section 162(m).

     It should be noted that while the Committee's intent is to prevent section 162(m) from limiting the deductibility of payouts of awards under the Plan, because of possible unforseen future events, it is impossible to be certain that all such compensation paid by the Company to Named Executive Officers will be tax deductible by the Company. The foregoing shall not preclude the Committee from making other compensation payments under different terms even if they do not qualify for tax deductibility under section 162(m).

POTENTIAL PAYMENTS

     The amount of awards to be paid in the future to the Company's current or future Named Executive Officers subject to section 162(m) cannot be determined at this time, since any such amounts depend on actual performance measured against the attainment of performance goals over a multi-year period and on the Committee's discretion to reduce such amounts. Accordingly, it is not possible to make a comparison with 1996. However, on January 16, 1997, the Committee granted stock option and restricted stock awards for the 1997-1999 performance period consisting of target performance stock units for the following current Named Executive Officers:

                                                          RESTRICTED     STOCK
                          NAME                              STOCK       OPTIONS
                          ----                            ----------    -------
Dennis C. Bottorff......................................    12,600       36,200
Dale W. Polley..........................................     6,100       17,500
Robert A. McCabe, Jr....................................     4,700       13,400
Martin E. Simmons.......................................     4,700       13,400
M. Terry Turner.........................................     2,100        5,900
All executive officers as a group.......................    44,450      311,200

Depending on the extent to which the cumulative three-year performance goals are achieved, between 0% and 100% of the restricted stock can be earned.


     Under the Company's annual incentive program for senior and executive management which was recommended by the Committee on March 7, 1997, executive officers may elect to receive their annual incentive compensation in cash or in restricted stock of the Company or in a combination of the two for a four-year performance cycle. The cash portion of the incentive award is earned and paid on an annual basis. To the extent that an executive elects to receive restricted stock instead of cash, that portion of the incentive award is eligible for a 100% match by the Company, also paid in restricted stock. The restricted stock portion of the award is granted in the first year of the performance cycle. The matching portion is granted in the second year of the performance cycle. Provided the target performance criteria are attained, the restrictions on 25% of the restricted stock portion of the award will lapse in each year of the four-year performance cycle. If the performance criteria are not attained in any year of the performance cycle, the restrictions on those shares will lapse ten years from the date of grant. On March 7, 1997, the Committee recommended stock restricted stock awards for the 1997-2000 performance period pursuant to its annual management incentive program for the following current Named Executive
Officers:


                            NAME                              RESTRICTED STOCK(1)
                            ----                              -------------------
Dennis C. Bottorff..........................................         18,060
Dale W. Polley..............................................         12,239
Robert A. McCabe, Jr........................................          9,403
Martin E. Simmons...........................................          9,403
M. Terry Turner.............................................          7,224
All executive officers as a group...........................        158,914

---------------

(1) Estimated based on a market price of $67.00 per share.

Depending on the extent to which the four-year performance goals are achieved, between 0% and 100% of the restricted stock can be earned. On March 20, 1997, the Board approved the Committee's recommendations.

     The Board of Directors recommends a vote FOR this proposal.

          PROPOSAL 4: AMENDMENT OF 1991 EMPLOYEE STOCK INCENTIVE PLAN

     Upon the recommendation of the Human Resources Committee, in January 1997 the Board of Directors adopted, subject to shareholder approval, an amendment to the First American Corporation 1991 Employee Stock Incentive Plan (the "Plan") increasing the number of shares of common stock of the Company reserved thereunder for issuance by up to 1,500,000 shares, the precise number of shares to be determined by the Human Resources Committee. On March 7, 1997 at a special meeting the Human Resources Committee determined the number of shares to be 1,400,000. If approved by the shareholders, the amendment to the Plan will become effective immediately, and the only revision to the Plan will be changing the number "2,250,000" in the first sentence of section 3 thereof to "3,650,000", so that this paragraph of the Plan will thereafter read as follows:

     SECTION 3. STOCK SUBJECT TO PLAN

          The total number of shares of Stock reserved and available for distribution under the Plan shall be 3,650,000 shares, plus 10% of any increase (other than any increase due to stock awards under this Plan or any similar plan of the Company for the benefit of key employees) in the number of authorized and issued shares of Stock above 23,311,382 shares (the number of authorized and outstanding shares as of December 31, 1990), up to the total number of authorized shares of Stock as of December 31, 1990. Such shares may consist, in whole or in part, of authorized and unissued shares.

A copy of the entire Plan as amended is available to any shareholder upon request. A summary of the Plan follows.

     The Plan is an equity-based compensation plan originally adopted in 1991. It provides for a variety of equity-based compensation awards including stock options, restricted stock grants and deferred stock. Eligible participants include any key employee of the Company, its subsidiaries and affiliates. Directors of the Company are not eligible to participate in the Plan unless they are regular employees of the Company. Directors who are also executive officers, currently Messrs. Bottorff, McCabe and Polley, are eligible to participate in the Plan. The Company estimates that the number of employees currently eligible to participate in the Plan is approximately 300. The Plan is administered by the Human Resources Committee. The Board of Directors may amend the Plan; provided that, no amendment may be made which would impair the rights of any participant without the Participant's consent; and provided, further, that approval of the shareholders is necessary if the amendment would (1) increase the total number of shares reserved under the Plan; (2) change the pricing terms provided for stock options; (3) change the employees or class of employees eligible to participate; or (4) extend the maximum option period for stock options granted. Subject to these limitations, the Board of Directors has broad authority to amend the Plan to take into account changes in applicable securities and tax laws, accounting rules and other developments.

     Both incentive stock options and non-qualified stock options may be granted under the Plan for such number of shares of the Company's $5.00 par value common stock as the Human Resources Committee may determine, and may be granted alone, in conjunction with or in tandem with other awards under the Plan or cash awards outside of the Plan. Such options are also exercisable at such times and upon such terms and conditions as the Human Resources Committee may determine, provided that the term is no more than ten years from the date of grant. In general, the option price for incentive stock options may not be less than 100% of the fair market value of the Company's common stock as of the date of grant. The market value of the Company's common stock as of February 6, 1997 was $61.75 per share based on the closing price as quoted on the Nasdaq National Market System.

     Generally, no income is recognized by optionees upon the grant of non-qualified options. When options are exercised, ordinary income in an amount equal to the excess of the then fair market value of the shares over the option purchase price is recognized. The holding period to determine whether at disposition any appreciation (or depreciation) after the options are exercised is treated as short-term or long-term capital gain or loss begins on the date of exercise. Subject to section 162(m) of the Internal Revenue Code discussed in connection with proposals 2 and 3 on pages 20 and 22 of this Proxy Statement, the Company is entitled to a business deduction equal to the amount that is taxable as ordinary income to the optionee in the year that such income becomes taxable.

     With respect to incentive stock options, generally the optionee recognizes no income upon grant or exercise and the Company is not entitled to a business deduction. Upon a subsequent sale or other disposition obtained through the exercise of incentive stock options, if such sale or disposition occurs at least two years after the date of grant and one year after the exercise of the option, any gain or loss is taxable to the optionee as a capital gain. However, unless both requirements are satisfied, the gain or loss will be taxed to the optionee as ordinary income and the Company is entitled to a corresponding deduction.

     The amendment to the Plan is being submitted to the shareholders of the Company for approval to insure the availability of an adequate number of shares of the Company's common stock to effect awards of annual and long term incentive compensation under the Plan. The number of shares originally reserved under the Plan was 1,000,000; the number of shares was previously increased in 1994 by 1,250,000 to a total of 2,250,000. The Plan contains a provision (the "evergreen provision") which effects an automatic increase in the number of shares reserved under the Plan equal to ten percent of any increase in the number of outstanding of the Company's common stock following its adoption (other than increases due to awards under the Plan or any similar plan). This provision remains unchanged. As of December 31, 1996 the evergreen provision had resulted in aggregate increases in the number of shares reserved under the 1991 Plan of 815,826, most of which was attributable to the Company's common stock offering of 2,012,500 shares in September, 1992 and to stock issued in conjunction with the Company's acquisitions in 1995 and 1996 of Heritage Federal Bancshares, Inc., Charter Federal Savings Bank, and First City Bancorp, Inc.

     As of December 31, 1996, 566,664 shares of common stock had been issued pursuant to awards under the Plan, 1,525,916 shares were subject to outstanding awards, and 991,317 shares (including shares available pursuant to the evergreen provision) were available for award under the Plan. In January 1997 annual awards of 48,050 shares of restricted stock and 313,500 stock options were granted. In March 1997, approximately 158,914 shares of restricted stock were granted. If the proposed amendment is approved by the shareholders, approximately 1,867,457 shares of common stock will thereafter be available for award under the Plan.

     The following table reflects the number of shares of stock options and restricted stock outstanding as of the Record Date for the Chief Executive Officer, the other Named Executive Officers, all executive officers as a group, all non-executive officers as a group and all employees including non-executive officers as a group.

                                 PLAN BENEFITS

         FIRST AMERICAN CORPORATION 1991 EMPLOYEE STOCK INCENTIVE PLAN

                                                  STOCK          DOLLAR VALUE       RESTRICTED       DOLLAR VALUE
                                                 OPTIONS           OF STOCK           SHARES         OF RESTRICTED
              NAME OR GROUP                 OUTSTANDING#(1)(2)   OPTIONS$(3)    OUTSTANDING#(1)(5)    SHARES$(4)
              -------------                 ------------------   ------------   ------------------   -------------
Dennis C. Bottorff........................        239,200        $ 5,953,650          42,888           $2,648,334
Chairman, President and Chief Executive
  Officer
Dale W. Polley............................        104,250        $ 2,592,088          15,600           $  963,300
Vice Chairman and President,
First American National Bank
Robert A. McCabe, Jr......................         66,900        $ 1,044,425          14,367           $  887,162
Vice Chairman and President,
First American Enterprises
Martin E. Simmons.........................         47,200        $   544,453          10,200           $  629,850
Executive Vice
President -- Administration, General
Counsel, Principal Financial Officer and
Secretary
M. Terry Turner...........................         38,150        $   500,463           6,600           $  407,550
President -- General Bank, First American
National Bank
Current Executive Officers as a Group.....        691,650        $13,123,118         125,826           $7,769,756
Non-Executive Director Group(6)...........             --                 --              --                   --
Non-Executive Officers/Employees as a
group(7)..................................      1,109,519        $12,344,322          23,289           $1,438,096
All employees including non-executive
officers as a group(7)....................      1,801,169        $25,467,450         149,115           $9,207,852

---------------

(1) Grants of stock options and awards of restricted stock under the 1991 Plan are entirely within the discretion of the Human Resources Committee. The Company cannot determine the nature or amount of grants or awards that will be made in the future.
(2) The options to purchase these shares vest 20% per year from the date of grant.
(3) The Dollar Value of the options granted have been calculated only for options which were exercisable on February 6, 1997 and is the amount by which the closing price of the Company's stock as quoted on the Nasdaq National Market System as of February 6, 1997 ($61.75) exceeds the exercise price of the options granted (which ranges from $14.75 to $49.25 per share). There are currently no options which have an exercise price greater than the February 6, 1997 closing price.
(4) Based on the closing market price on February 6, 1997.
(5) Does not include restricted stock granted in March 1997.
(6) Not eligible to participate.
(7) Includes options granted to one employee who retired since the date of grant.

     If the proposed amendment is approved by the shareholders, the Company will seek to register the additional shares reserved under the Plan under the Securities Act of 1933 as soon as practicable.

     The Board recommends that the shareholders vote FOR this proposal.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP Certified Public Accountants, have been the Company's independent auditors since 1971 and reported on the Company's consolidated financial statements for the year ended December 31, 1996. On February 28, 1997, the Audit Committee appointed KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1997. KPMG Peat Marwick LLP is a member of the SEC Practice Section of the American Institute of Certified Public Accountants division for CPA firms. Accordingly, KPMG Peat Marwick LLP has periodic "peer reviews" that consist of a review of the quality of the firm's accounting and auditing practices by another CPA firm. A representative of KPMG Peat Marwick LLP is expected to attend the Meeting and will be provided the opportunity to make a statement and/or respond to appropriate questions from shareholders.

                           ANNUAL REPORT ON FORM 10-K

     TO OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS), PLEASE WRITE TO CARROLL E. KIMBALL, EXECUTIVE VICE PRESIDENT AND DIRECTOR OF INVESTOR RELATIONS, FIRST AMERICAN CORPORATION, 708 FIRST AMERICAN CENTER, NASHVILLE, TENNESSEE 37237-0708 OR CALL (615) 748-2455.

                           FIRST AMERICAN CORPORATION


                       1991 EMPLOYEE STOCK INCENTIVE PLAN

                                   AS AMENDED


SECTION 1. PURPOSE; DEFINITIONS

     The purpose of the First American Corporation 1991 Employee Stock Incentive Plan (the "Plan") is to enable First American Corporation (the "Company") to attract, retain and reward key employees of the Company and its Subsidiaries and Affiliates, and strengthen the mutuality of interests between such key employees and Company's stockholders, by offering such key employees performance-based stock incentives and/or other equity interests or equity-based incentives in the Company, as well as performance-based incentives payable in cash.

     For purposes of the Plan, the following terms shall be defined as set forth below:

          A. "Affiliate" means any entity other than the Company and its Subsidiaries that is designated by the Board as a participating employer under the Plan, provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

          B. "Board" means the Board of Directors of the Company.

          C. "Book Value" means, as of any given date, on a per share basis (i) the Common Stockholders' Equity in the Company as of the end of the immediately preceding fiscal year as reflected in the Company's consolidated balance sheet, subject to such adjustments as the Committee shall specify at or after grant, divided by (ii) the number of then outstanding shares of Stock as of such year-end date (as adjusted by the Committee for subsequent events).

          D. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

          E. "Committee" means the Committee referred to in Section 2 of the Plan. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Board.

          F. "Company" means First American Corporation, a corporation organized under the laws of the State of Tennessee, or any successor corporation.

          G. "Deferred Stock" means an award made pursuant to Section 7 below of the right to receive Stock at the end of a specified deferral period.

          H. "Disability" means disability as determined under procedures established by the Committee for purposes of this Plan.

          I. "Disinterested Person" shall have the meaning set forth in Rule 16b-3(c) (2) (i) as promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, or any successor definition adopted by the Commission.

          J. "Early Retirement" means retirement, for purposes of this Plan with the express consent of the Company or any Subsidiary or Affiliate at or before the time of such retirement, from active employment with the Company or any Subsidiary or Affiliate pursuant to the early retirement provisions of the applicable pension plan of such entity.

          K. "Fair Market Value" means, as of any given date, unless otherwise determined by the Committee in good faith, the reported closing price of the Stock on the National Association of Securities Dealers,
     Inc. -- National Market System or, if no such sale of Stock is reported on the National Market System on such date, the fair market value of the Stock as determined by the Committee in good faith.

          L. "Incentive Stock Option" means any Stock Option intended to be and designated as an "Incentive Stock Option" within the meaning of Section 422A of the Code.

          M. "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

          N. "Normal Retirement" means retirement from active employment with the Company and any Subsidiary or Affiliate on or after age 65.

          0. "Other Stock-Based Award" means an award under Section 10 below that is valued in whole or in part by reference to, or is otherwise based on, Stock.

          P. "Plan" means this First American Corporation 1991 Employee Stock Incentive Plan, as hereinafter amended from time to time.

          Q. "Restricted Stock" means an award of shares of Stock that is subject to restrictions under Section 6 below.

          R. "Retirement" means Normal or Early Retirement.

          S. "Stock" means the Common Stock of the Company.

          T. "Stock Option" or "Option" means any option to purchase shares of Stock (including Restricted Stock and Deferred Stock, if the Committee so determines) granted pursuant to Section 5 below.

          U. "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

     In addition, the terms "Change in Control", "Potential Change in Control" and "Change in Control Price" shall have meanings set forth, respectively, in Sections 9(b), (c) and (d) below and the term "Cause" shall have the meaning set forth in Section 5(i) below.

SECTION 2. ADMINISTRATION

     The Plan shall be administered by a Committee of not less than three Disinterested Persons, who shall be appointed by the Board of Directors of the Company (the "Board") and who shall serve at the pleasure of the Board. The functions of the Committee specified in the Plan may be exercised by an existing Committee of the Board composed exclusively of Disinterested Persons, and may be exercised by the Board, if and to the extent that no Committee exists which otherwise has the authority to so administer the Plan.

     The Committee shall have full authority to grant, pursuant to the terms of the Plan, to officers and other key employees eligible under Section 4: (i) Stock Options, (ii) Restricted Stock, (iii) Deferred Stock and/or (iv) Other Stock-Based Awards.

     In particular, the Committee shall have the authority:

          (i) to select the officers and other key employees of the Company and its Subsidiaries and Affiliates to whom Stock Options, Restricted Stock, Deferred Stock and/or Other Stock-Based Awards may from time to time be granted hereunder;

          (ii) to determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, Deferred Stock and/or Other Stock-Based Awards, or any combination thereof, are to be granted hereunder to one or more eligible employees;

          (iii) to determine the number of shares to be covered by each such award granted hereunder;

          (iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, the share price and any restriction or limitation, or any vesting acceleration or waiver of forfeiture restrictions regarding any Stock Option or other award and/or the shares of Stock relating thereto, based in each case on such factors as the Committee shall determine, in its sole discretion); and

          (v) to determine whether and under what circumstances a Stock Option may be settled in cash, notes or other instruments, unrestricted stock or Restricted Stock and/or Deferred Stock under Section 5(k) or (1), as applicable;

          (vi) to determine whether, to what extent and under what circumstances Option grants and/or other awards under the Plan and/or other cash awards made by the Company are to be made, and operate, on a tandem basis vis-a-vis other awards under the Plan and/or cash awards made outside of the Plan, or on an additive basis; and

          (vii) to determine whether, to what extent and under what circumstances Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of the participant (including providing for and determining the amount (if any) of any deemed earnings on any deferred amount during any deferral period).

     The Committee shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.

     All decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee's sole discretion and shall be final and binding on all persons, including the Company and Plan participants.

SECTION 3. STOCK SUBJECT TO PLAN


     The total number of shares of Stock reserved and available for distribution under the Plan shall be 3,650,000 shares, plus 10% of any increase (other than any increase due to stock awards under this Plan or any other similar plan of the Company for the benefit of key employees) in the number of authorized and issued shares of Stock above 23,311,382 shares (the number of authorized and outstanding shares as of December 31, 1990), up to the total number of authorized shares of Stock as of December 31, 1990. Such shares may consist, in whole or in part, of authorized and unissued shares.


     Subject to Section 6(b)(iv) below, if any shares of Stock that have been optioned cease to be subject to a Stock Option, or if any such shares of Stock that are subject to any Restricted Stock or Deferred Stock award or Other Stock-Based Award granted hereunder are forfeited or any such award otherwise terminates without a payment being made to the participant in the form of Stock, such shares shall again be available for distribution in connection with future awards under the Plan.

     In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, Stock dividend, Stock split or other change in corporate structure affecting the Stock, such substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under the Plan, in the number and option price of shares subject to outstanding Options granted under the Plan and in the number of shares (and, to the extent applicable, purchase price) subject to other outstanding awards granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number.

SECTION 4. ELIGIBILITY

     Officers and other key employees of the Company and its Subsidiaries and Affiliates (but excluding members of the Committee and any person who serves only as a director) who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and/or its Subsidiaries and Affiliates are eligible to be granted awards under the Plan.

SECTION 5. STOCK OPTIONS

     Stock Options may be granted alone, in addition to or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

     Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options.

     The Committee shall have the authority to grant to any optionee Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options.

     Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

          (a) Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but in the case of Incentive Stock Options shall be not less than 100% (or, in the case of an employee who owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any of its subsidiary or parent corporations, not less than 110%) of the Fair Market Value of the Stock at grant and in the case of Non-Qualified Stock Options not less than 85% of the Fair Market Value of the Stock at grant. Notwithstanding the foregoing, the option price of a Non-Qualified Stock Option may be less than 85% of Fair Market Value at the time the option is granted if (i) prior to the date of grant of an option the grantee of the option has entered into an irrevocable agreement with the Company pursuant to which the grant of the option is in lieu of future compensation which would otherwise be earned by the grantee and (ii) the dollar amount or the value of such future compensation when added to the exercise price of the option is at least equal to 85% of the Fair Market Value (or such higher percentage as may be determined by the Committee) at the date of grant of the number of shares of Stock subject to the option.

          (b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten years (or, in the case of an employee who owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any of its subsidiary or parent corporations, more than five years) after the date the Option is granted.

          (c) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant; provided, however, that, except as provided in Section 5(f) and (g) and Section 9, unless otherwise determined by the Committee at or after grant, no Stock Option shall be exercisable prior to six months after the date of the granting of the Option. If the Committee provides, in its sole discretion, that any Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time at or after grant in whole or in part, based on such factors as the Committee shall determine, in its sole discretion.

          (d) Method of Exercise. Subject to whatever installment exercise provisions apply under Section 5(c), Stock Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased.

     Such notice shall be accompanied by payment in full of the purchase price, either by check, note or such other instrument as the Committee may accept. As determined by the Committee, in its sole discretion, at or after grant, payment in full or in part may also be made in the form of unrestricted Stock already owned by the optionee or, in the case of the exercise of a Non-Qualified Stock Option, Restricted Stock or Deferred Stock subject to an award hereunder (based, in each case, on the Fair Market Value of the Stock on the date the option is exercised, as determined by the Committee).

     If payment of the option exercise price of a Non-Qualified Stock Option is made in whole or in part in the form of Restricted Stock or Deferred Stock, such Restricted Stock or Deferred Stock (and any replacement shares relating thereto) shall remain (or be) restricted or deferred, as the case may be, in accordance with the original terms of the Restricted Stock award or Deferred Stock award in question, and any additional Stock received upon the exercise shall be subject to the same forfeiture restrictions or deferral limitations, unless otherwise determined by the Committee, in its sole discretion, at or after grant.

     No shares of Stock shall be issued until full payment therefor has been made. An optionee shall generally have the rights to dividends or other rights of a stockholder with respect to shares subject to the Option when the optionee has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in Section 12(a).

          (e) Non-Transferability of Options. No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee.

          (f) Termination by Death. Subject to Section 5(j), if an optionee's employment by the Company and any Subsidiary or Affiliate terminates by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent such option was exercisable at the time of death or on such accelerated basis as the Committee may determine at or after grant (or as may be determined in accordance with procedures established by the Committee), by the legal representative of the estate or by the legatee of the optionee under the will of the optionee, for a period of one year (or such other period as the Committee may specify at grant) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

          (g) Termination by Reason of Disability. Subject to Section 5(j), if an optionee's employment by the Company and any Subsidiary or Affiliate terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination or on such accelerated basis as the Committee may determine at or after grant (or as may be determined in accordance with procedures established by the Committee), for a period of one year (or such other period as the Committee may specify at grant) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that, if the optionee dies within such one year period (or such other period as the Committee shall specify at grant), any unexercised Stock Option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of twelve months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. in the event of termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422A of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

          (h) Termination by Reason of Retirement. Subject to Section 5(j), if an optionee's employment by the Company and any Subsidiary or Affiliate terminates by reason of Normal or Early Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Retirement or on such accelerated basis as the Committee may determine at or after grant (or as may be determined in accordance with procedures established by the Committee), for a period of one year (or such longer or shorter period as the Committee in its discretion may specify at grant) from the date of such termination of employment or the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that, if the optionee dies within such one year period (or such other period as the Committee in its discretion may specify at grant), any unexercised Stock Option held by such optionee shall thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of twelve months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of termination of employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422A of the Code, the option will thereafter be treated as a Non-Qualified Stock Option.

          (i) Other Termination. Unless otherwise determined by the Committee (or pursuant to procedures established by the Committee) at or after grant, if an optionee's employment by the Company and any Subsidiary or Affiliate terminates for any reason other than death, Disability or Normal or Early Retirement, the Stock Option shall thereupon terminate, except that such Stock Option may be exercised, to the extent otherwise then exercisable, for the lesser of three months or the balance of such Stock Option's term if the optionee is involuntarily terminated by the Company and any Subsidiary or Affiliate without Cause. For purposes of this Plan, "Cause" means a felony conviction of a participant or the failure of a participant to contest prosecution for a felony, or a participant's willful misconduct or dishonesty, any of which is directly and materially harmful to the business or reputation of the Company or any Subsidiary or Affiliate.

          (j) Incentive Stock Options. Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422A of the Code, or, without the consent of the optionee(s) affected, to disqualify any Incentive Stock Option under such
     Section 422A.

     To the extent permitted under Section 422A of the Code or the applicable regulations thereunder or any applicable Internal Revenue Service pronouncement:

             (i) if (x) a participant's employment is terminated by reason of death, Disability or Retirement and (y) the portion of any Incentive Stock Option that is otherwise exercisable during the post-termination period specified under Section 5(f), (g) or (h), applied without regard to the $100,000 limitation contained in Section 422A(b) (7) of the Code, is greater than the portion of such option that is immediately exercisable as an "incentive stock option" during such post-termination period under Section 422A, such excess shall be treated as a Non-Qualified Stock Option; and

             (ii) if the exercise of an Incentive Stock Option is accelerated by reason of a Change in Control, any portion of such option that is not exercisable as an Incentive Stock Option by reason of the $100,000 limitation contained in Section 422A(b) (7) of the Code shall be treated as a Non-Qualified Stock Option.

          (k) Buyout Provisions. The Committee may at any time offer to buyout for a payment in cash, Stock, Deferred Stock or Restricted Stock an option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the optionee at the time that such offer is made.

          (l) Settlement Provisions. If the option agreement so provides at grant or is amended after grant and prior to exercise to so provide (with the optionee's consent), the Committee may require that all or part of the shares to be issued with respect to the spread value of an exercised Option take the form of Deferred or Restricted Stock, which shall be valued on the date of exercise on the basis of the Fair Market Value (as determined by the Committee) of such Deferred or Restricted Stock determined without regard to the deferral limitations and/or forfeiture restrictions involved.

SECTION 6. RESTRICTED STOCK

     (a) Administration. Shares of Restricted Stock may be issued either alone, in addition to or in tandem with other awards granted under the Plan and/or cash awards made outside the Plan. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price (if any) to be paid by the recipient of Restricted Stock (subject to Section 6(b)), the time or times within which such awards may be subject to forfeiture, and all other terms and conditions of the awards.

     The Committee may condition the grant of Restricted Stock upon the attainment of specified performance goals or such other factors as the Committee may determine, in its sole discretion.

     The provisions of restricted Stock awards need not be the same with respect to each recipient.

     (b) Awards and Certificates. The prospective recipient of a Restricted Stock award shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such award.

          (i) The purchase price for shares of Restricted Stock shall be established by the Committee and may be zero.

          (ii) Awards of Restricted Stock must be accepted within a period of 60 days (or such shorter period as the Committee may specify at grant) after the award date, by executing a Restricted Stock Award Agreement and paying whatever price (if any) is required under Section 6(b)(i).

          (iii) Each participant receiving a Restricted Stock award shall be issued a stock certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award.

          (iv) The Committee shall require that the stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award, the participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such award.

     (c) Restrictions and Conditions. The shares of Restricted Stock awarded pursuant to this Section 6 shall be subject to the following restrictions and conditions:

          (i) Subject to the provisions of this Plan and the award agreement, during a period set by the Committee commencing with the date of such award (the "Restriction Period"), the participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under the Plan. Within these limits, the Committee, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance and/or such other factors or criteria as the Committee may determine, in its sole discretion.

          (ii) Except as provided in this paragraph (ii) and Section 6(c)(i), the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any cash dividends. The Committee, in its sole discretion, as determined at the time of award, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested, subject to Section 12(e), in additional Restricted Stock to the extent shares are available under
     Section 3, or otherwise reinvested. Pursuant to Section 3 above, Stock dividends issued with respect to Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.

          (iii) Subject to the applicable provisions of the award agreement and this Section 6, upon termination of a participant's employment with the Company and any Subsidiary or Affiliate for any reason during the Restriction Period, all shares still subject to restriction will vest, or be forfeited, in accordance with the terms and conditions established by the Committee at or after grant.

          (iv) If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, certificates for an appropriate number of unrestricted shares shall be delivered to the participant promptly.

     (d) Minimum Value Provisions. In order to better ensure that award payments actually reflect the performance of the Company and service of the participant, the Committee may provide, in its sole discretion, for a tandem performance-based or other award designed to guarantee a minimum value, payable in cash or Stock to the recipient of a restricted stock award, subject to such performance, future service, deferral and other terms and conditions as may be specified by the Committee.

SECTION 7. DEFERRED STOCK

     (a) Administration. Deferred Stock may be awarded either alone, in addition to or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. The Committee shall determine the eligible persons to whom and the time or times at which Deferred

Stock shall be awarded, the number of shares of Deferred Stock to be awarded to any person, the duration of the period (the "Deferral Period") during which, and the conditions under which, receipt of the Stock will be deferred, and the other terms and conditions of the award in addition to those set forth in Section 7(b).

     The Committee may condition the grant of Deferred Stock upon the attainment of specified performance goals or such other factors or criteria as the Committee shall determine, in its sole discretion.

     The provisions of Deferred Stock awards need not be the same with respect to each recipient.

     (b) Terms and Conditions. The shares of Deferred Stock awarded pursuant to this Section 7 shall be subject to the following terms and conditions:

          (i) Subject to the provisions of this Plan and the award agreement referred to in Section 7 (b)(vi) below, Deferred Stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period. At the expiration of the Deferral Period (or the Elective Deferral Period referred to in Section 7(b)(v), where applicable), share certificates shall be delivered to the participant, or his legal representative, in a number equal to the shares covered by the Deferred Stock award.

          (ii) Unless otherwise determined by the Committee at grant, amounts equal to any dividends declared during the Deferral Period with respect to the number of shares covered by a Deferred Stock award will be paid to the participant currently, or deferred and deemed to be reinvested in additional Deferred Stock, or otherwise reinvested, all as determined at or after the time of the award by the Committee, in its sole discretion.

          (iii) Subject to the provisions of the award agreement and this
     Section 7, upon termination of a participant's employment with the Company and any Subsidiary or Affiliate for any reason during the Deferral Period for a given award, the Deferred Stock in question will vest, or be forfeited, in accordance with the terms and conditions established by the Committee at or after grant.

          (iv) Based on service, performance and/or such other factors or criteria as the Committee may determine, the Committee may, at or after grant, accelerate the vesting of all or any part of any Deferred Stock award and/or waive the deferral limitations for all or any part of such award.

          (v) A participant may elect to further defer receipt of an award (or an installment of an award) for a specified period or until a specified event (the "Elective Deferral Period"), subject in each case to the Committee's approval and to such terms as are determined by the Committee, all in its sole discretion. Subject to any exceptions adopted by the Committee, such election must generally be made at least 12 months prior to completion of the Deferral Period for such Deferred Stock award (or such installment).

          (vi) Each award shall be confirmed by, and subject to the terms of, a Deferred Stock agreement executed by the Company and the participant.

     (c) Minimum Value Provisions. In order to better ensure that award payments actually reflect the performance of the Company and the service of the participant, the Committee may provide, in its sole discretion, for a tandem performance-based or other award designed to guarantee a minimum value, payable in cash or Stock to the recipient of a deferred stock award, subject to such performance, future service, deferral and other terms and conditions as may be specified by the Committee.

SECTION 8. OTHER STOCK-BASED AWARDS

     (a) Administration. Other awards of Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, Stock ("Other Stock-Based Awards"), including, without limitation, performance shares, convertible preferred stock, convertible debentures, exchangeable securities and Stock awards or options valued by reference to Book Value, earnings per shares or subsidiary performance, may be granted either alone or in addition to or in tandem with Stock Options, Restricted Stock or Deferred Stock granted under the Plan and/or cash awards made outside of the Plan.

     Subject to the provisions of the Plan, the Committee shall have authority to determine the persons to whom and the time or times at which such awards shall be made, the number of shares of Stock to be awarded pursuant to such awards, and all other conditions of the awards. The Committee may also provide for the grant of Stock upon the completion of a specified performance period.

     The provisions of other Stock-Based Awards need not be the same with respect to each recipient.

     (b) Term and Conditions.  Other Stock-Based Awards made pursuant to this
Section 8 shall be subject to the following terms and conditions:

          (i) Subject to the provisions of this Plan and the award agreement referred to in Section 8(b)(v) below, shares subject to awards made under this Section 8 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

          (ii) Subject to the provisions of this Plan and the award agreement and unless otherwise determined by the Committee at grant, the recipient of an award under this Section 8 shall be entitled to receive, currently or on a deferred basis, interest or dividends or interest or dividend equivalents with respect to the number of shares covered by the award, as determined at the time of the award by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Stock or otherwise reinvested.

          (iii) Any award under Section 8 and any Stock covered by any such award shall vest or be forfeited to the extent so provided in the award agreement, as determined by the Committee, in its sole discretion.

          (iv) In the event of the participant's Retirement, Disability or death, or in cases of special circumstances, the Committee may, in its sole discretion, waive in whole or in part any or all of the remaining limitations imposed hereunder (if any) with respect to any or all of an award under this Section 8.

          (v) Each award under this Section 8 shall be confirmed by, and subject to the terms of, an agreement or other instrument by the Company and by the participant.

          (vi) Stock (including securities convertible into Stock) issued on a bonus basis under this Section 8 may be issued for no cash consideration. Stock (including securities convertible into Stock) purchased pursuant to a purchase right awarded under this Section 8 shall be priced at least 50% of the Fair Market Value of the Stock on the date of grant.

SECTION 9. CHANGE IN CONTROL PROVISIONS

     (a) Impact of Event. In the event of:

          (1) a "Change in Control" as defined in Section 9(b) or

          (2) a "Potential Change in Control" as defined in Section 9(c), but only if and to the extent so determined by the Committee or the Board at or after grant (subject to any right of approval expressly reserved by the Committee or the Board at the time of such determination), the following acceleration and valuation provisions shall apply:

             (i) Any Stock Option awarded under the Plan not previously exercisable and vested shall become fully exercisable and vested.

             (ii) The restrictions and deferral limitations applicable to any Restricted Stock, Deferred Stock and Other Stock-Based Awards, in each case to the extent not already vested under the Plan, shall lapse and such shares and awards shall be deemed fully vested.

             (iii) The value of all outstanding Stock Options, Restricted Stock, Deferred Stock and Other Stock-Based Awards, in each case to the extent vested, shall, unless otherwise determined by the Committee in its sole discretion at or after grant but prior to any Change in Control, be cashed out on the basis of the "Change in Control Price" as defined in
        Section 9(d) as of the date such Change in Control or such Potential Change in Control is determined to have occurred or such other date as the Committee may determine prior to the Change in Control.

     (b) Definition of "Change in Control". For purposes of Section 9(a), a "Change in Control" means the happening of any of the following:

          (i) any person or entity, including a "group" as defined in Section 11(d)(3) of the Securities Exchange Act of 1934, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company's securities having 20% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

          (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

          (iii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

     (c) Definition of Potential Change in Control. For purposes of Section 9(a), a "Potential Change in Control" means the happening of any one of the following:

          (i) The approval by stockholders of an agreement by the Company, the consummation of which would result in a Change in Control of the Company as defined in Section 9(b); or

          (ii) The acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Company or a Subsidiary or any Company employee benefit plan (including any trustee of such plan acting as such trustee)) of securities of the Company representing 5% or more of the combined voting power of the Company's outstanding securities and the adoption by the Board of Directors of a resolution to the effect that a Potential Change in Control of the Company has occurred for purposes of this Plan.

     (d) Change in Control Price. For purposes of this Section 9, "Change in Control Price" means the highest price per share paid in any transaction reported on the National Association of Securities Dealers, Inc. -- National Market System, or paid or offered in any bona fide transaction related to a potential or actual Change in Control of the Company at any time during the 60 day period immediately preceding the occurrence of the Change in Control (or, where applicable, the occurrence of the Potential Change in Control event), in each case as determined by the Committee except that, in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, such price shall be based only on transactions reported for the date on which the optionee exercises such Stock Appreciation Rights (or Limited Stock Appreciation Rights) or, where applicable, the date on which a cashout occurs under Section 9(a)(iii).


     (e) Annual Incentive Restricted Stock. Notwithstanding the foregoing or any provision contained herein to the contrary, with respect to any restricted stock award granted hereunder under any annual (as opposed to long-term) incentive program adopted by the Company (including any such program which may cover successive years), in the event of a Change in Control or Potential Change in Control, the acceleration provisions set forth in (a)(2)(ii) above shall not apply except to the extent that the performance objectives associated with such shares of restricted stock have theretofore been met prior to any Change in Control or Potential Change in Control.


SECTION 10. AMENDMENTS AND TERMINATION

     The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made which would impair the rights of an optionee or participant under a Stock Option, Restricted or Deferred Stock award or Other Stock-Based Award theretofore granted, without the optionee's or participant's consent or which, without the approval of the Company's stockholders, would:

          (a) except as expressly provided in this Plan, increase the total number of shares reserved for the purpose of the Plan;

          (b) change the pricing terms of Section 5(a);

          (c) change the employees or class of employees eligible to participate in the Plan; or

          (d) extend the maximum option period under Section 5(b) of the Plan.

     The Committee may amend the terms of any Stock Option or other award theretofore granted, prospectively or retroactively, but, subject to Section 3 above, no such amendment shall impair the rights of any holder without the holder's consent. The Committee may also substitute new Stock Options for previously granted Stock Options (on a one for one or other basis), including previously granted Stock Options having higher option exercise prices.

     Subject to the above provisions, the Board shall have broad authority to amend the Plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.

SECTION 11. UNFUNDED STATUS OF PLAN

     The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a participant or optionee by the Company, nothing contained herein shall give any such participant or optionee any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments in lieu of or with respect to awards hereunder; provided, however, that, unless the Committee otherwise determines with the consent of the affected participant, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

SECTION 12. GENERAL PROVISIONS

     (a) The Committee may require each person purchasing shares pursuant to a Stock Option or other award under the Plan to represent to and agree with the Company in writing that the optionee or participant is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

     All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     (b) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

     (c) The adoption of the Plan shall not confer upon any employee of the Company or any Subsidiary or Affiliate any right to continued employment with the Company or a Subsidiary or Affiliate, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary or Affiliate to terminate the employment of any of its employees at any time.

     (d) No later than the date as of which an amount first becomes includible in the gross income of the participant for Federal income,tax purposes with respect to any award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations may be settled with Stock, including Stock that is part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company and its Subsidiaries or Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

     (e) The actual or deemed reinvestment of dividends or dividend equivalents in additional Restricted Stock (or in Deferred Stock or other types of Plan awards) at the time of any dividend payment shall only be permissible if sufficient shares of Stock are available under Section 3 for such reinvestment (taking into account then outstanding Stock Options, Stock Purchase Rights and other Plan awards).

     (f) The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Tennessee.

     (g) It is intended that the Plan shall comply in all respects with Rule 16b-3 (as amended from time to time and including any successor rule or regulation) of the Securities and Exchange Commission, and in the event that any provision of the Plan is determined by the Committee, upon advice of counsel, to not comply with Rule 16b-3, the Committee shall be authorized to nullify and void any such provision.

SECTION 13. EFFECTIVE DATE OF PLAN.

     The Plan shall be effective as of April 19, 1991, upon the approval of the Plan by a majority of the votes cast by the holders of the Company's Common Stock at the 1991 annual shareholders' meeting.

SECTION 14. TERM OF PLAN.

     No Stock Option, Restricted Stock award, Deferred Stock award or Other Stock-Based Award shall be granted pursuant to the Plan on or after the tenth anniversary of the date of stockholder approval, but awards granted prior to such tenth anniversary may extend beyond that date.

                          MAP SHOWING TRI-CITIES AREA
                     AND SITE OF THE SHAREHOLDERS MEETING

                                                                    APPENDIX A


                           FIRST AMERICAN CORPORATION

    PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS CALLED FOR APRIL 17, 1997.

    The undersigned hereby appoints Dennis C. Bottorff and Dale W. Polley, or either of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown on the reverse side of this proxy at the 1997 Annual Meeting of Shareholders of FIRST AMERICAN CORPORATION and any adjournments thereof.

    The Board of Directors recommends a vote FOR the election of directors and FOR the approval of Proposals 2, 3 and 4.

(1) [ ] FOR all of the following nominees for director, Wilson to serve until the Annual Meeting in 1998, and Bottorff, Haslam, Knestrick, McCabe, Wallace and Wilt to serve until the Annual Meeting in 2000 and until their successors have been elected and qualified (except as indicated to the contrary below):

    [ ] AGAINST the following nominees (print name(s)):         [ ] WITHHOLD AUTHORITY (ABSTAIN) to vote for the
                                                                    following nominees (print name(s)):
    [ ]  AGAINST all nominees                                   [ ]  WITHHOLD AUTHORITY (ABSTAIN) to vote for all
                                                                     nominees

(2) [ ] FOR [ ] AGAINST [ ] ABSTAIN Approval of annual incentive compensation terms for certain executives.

(3) [ ] FOR [ ] AGAINST [ ] ABSTAIN Approval of long-term performance incentive compensation terms for key executives.

(4) [ ] FOR [ ] AGAINST [ ] ABSTAIN Approval of the Amendment to the 1991 Employee Stock Incentive Plan.

(5) [ ]  AUTHORITY GRANTED      [ ]  AUTHORITY WITHHELD    for the proxies to
                                                           vote in their
                                                           discretion on any
                                                           other matter which
                                                           may come before said
                                                           Meeting or any
                                                           adjournment thereof.

    Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the nominees in the election of directors, FOR approval of the annual incentive compensation terms for certain executives, FOR approval of long-term performance incentive compensation terms for key executives, FOR approval of the amendment to the 1991 Executive Stock Incentive Plan, and by the proxies in their discretion on any other matters which may properly come before said Meeting or any adjournment thereof.

--------- (number of persons)                                      PLEASE SIGN AND RETURN PROMPTLY
WILL ATTEND THE ANNUAL MEETING
IN KINGSPORT, TENNESSEE                                            ---------------------------------------------
                                                                   ---------------------------------------------
                                                                   DATE --------------------------------- , 1997
                                                                   Please sign exactly as your name appears at
                                                                   left. If registered in the names of two or
                                                                   more persons, each must sign. Executors,
                                                                   administrators, trustees, guardians,
                                                                   attorneys and corporate officers must show
                                                                   their full titles.

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